EXHIBIT 4.19

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AMENDED AND RESTATED CUSTOMER CREDIT AGREEMENT

dated as of

July 30, 2007

between

SIRIUS SATELLITE RADIO INC.

and

SPACE SYSTEMS/LORAL, INC.

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SECTION 9.04.	SUCCESSORS AND ASSIGNS	72
SECTION 9.05.	SURVIVAL	73
SECTION 9.06.	COUNTERPARTS; INTEGRATION; EFFECTIVENESS	74
SECTION 9.07.	SEVERABILITY	74
SECTION 9.08.	GOVERNING LAW; JURISDICTION; ETC	74
SECTION 9.09.	WAIVER OF JURY TRIAL	75
SECTION 9.10.	HEADINGS	75
SECTION 9.11.	CONFIDENTIALITY	75

SCHEDULE I	Other Vendor Satellites
SCHEDULE II	Material Subsidiaries
SCHEDULE III	Subsidiary Guarantors
EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Opinions of New York and Delaware Counsel to the Customer and the
	Subsidiary Guarantors
EXHIBIT C	Security Agreement
EXHIBIT D	Form of Subsidiary Guarantee

iii

     This AMENDED AND RESTATED CUSTOMER CREDIT AGREEMENT dated as of July 30, 2007 (this “AGREEMENT”) is entered into between SIRIUS SATELLITE RADIO INC., a corporation incorporated under the laws of Delaware (the “CUSTOMER”), and SPACE SYSTEMS/LORAL, INC. (“SS/L”), a corporation incorporated under the laws of Delaware (together with its successors and any other Person that shall become a party hereto as a Lender pursuant to Section 9.04, the “LENDER”).

     WHEREAS, the Customer has requested that the Lender make credit extensions to it and the Lender is prepared to make loans to the Customer upon the terms and conditions hereof; and

     WHEREAS, the Customer and SS/L are parties to that certain Customer Credit Agreement (the “EXISTING AGREEMENT”), dated as of May 31, 2006; and

     WHEREAS, the Customer and SS/L desire to amend and restate the Existing Agreement in its entirety;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

     SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

     “ADDITIONAL ASSETS” means (1) any property, plant, license or equipment used in a Related Business; (2) the Capital Stock of a Person that becomes a Subsidiary Guarantor as a result of the acquisition of such Capital Stock by the Customer or another Subsidiary Guarantor; or (3) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary Guarantor; PROVIDED, HOWEVER, that any such Subsidiary Guarantor described in clause (2) or (3) above is primarily engaged in a Related Business.

     “ADJUSTED LIBOR RATE” means, for any Interest Period for any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBOR Rate for such Interest Period.

     “AFFILIATE” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “AGREEMENT” has the meaning assigned to such term in the Preamble.

     “ASSET DISPOSITION” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Customer or any Subsidiary Guarantor, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

     (1) any shares of Capital Stock of a Subsidiary Guarantor (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Customer or a Subsidiary Guarantor);

     (2) all or substantially all the assets of any division or line of business of the Customer or any Subsidiary Guarantor; or

     (3) any other assets of the Customer or any Subsidiary Guarantor outside of the ordinary course of business of the Customer or such Subsidiary Guarantor

     (other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Subsidiary Guarantor to the Customer or by the Customer or a Subsidiary Guarantor to a Subsidiary Guarantor;

(B)	for purposes of Section 6.05 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 6.03 and the making of an Asset Swap;

(C)	a disposition of assets with a fair market value of less than $10 million;

(D)	a disposition of cash or Cash Equivalents;

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; PROVIDED, HOWEVER, such licensing or sublicensing shall not interfere in any material respect with the Customer’s continuing use of such intellectual property or other general intangibles and licenses, leases or subleases of other property; and

(G)	foreclosure on assets).

     “ASSET SWAP” means the concurrent purchase and sale or exchange of Related Business Assets between the Customer or any of the Subsidiary Guarantors and another Person; PROVIDED that any cash received must be applied in accordance with Section 6.05.

     “ATTRIBUTABLE DEBT” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at 9-5/8%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); PROVIDED, HOWEVER, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

     “AVERAGE LIFE” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2) the sum of all such payments.

     “BOARD” means the Board of Governors of the Federal Reserve System of the United States of America.

     “BOARD OF DIRECTORS” means the Board of Directors of the Customer or any committee thereof duly authorized to act on behalf of such Board.

     “BUSINESS DAY” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or an Interest Period for, a Eurodollar Loan, or to a notice by the Customer with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

     “CAPITAL LEASE OBLIGATION” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 6.01, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

     “CAPITAL STOCK” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     “CASH EQUIVALENTS” means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

     (2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended), or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

     (4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Customer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to Standard & Poor’s;

     (5) auction rate preferred stock issued by a corporation and certificates issued by a corporation or municipality or government entity (other than an Affiliate of the Customer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time as of which any Investment therein is made of “A” (or higher) according to Moody’s or Standard & Poor’s;

     (6) investments in securities with maturities of twelve months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

     (7) investments in money market funds that, in the aggregate, have at least $1 billion in assets.

     “CHANGE OF CONTROL” means the occurrence of any of the following events:

     (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Customer (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

     (2) individuals who on the Issue Date hereof constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Customer was approved by a vote of a majority of the directors of the Customer then still in office who were either directors on the date of this Agreement or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

     (3) the adoption of a plan relating to the liquidation or dissolution of the Customer; or

      (4) the merger or consolidation of the Customer with or into another Person or the merger of another Person with or into the Customer, or the sale of all or substantially all the assets of the Customer (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Customer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Loans and a Subsidiary of the transferor of such assets.

     For the avoidance of doubt, the merger contemplated by the XM Merger Agreement as in effect on the date hereof shall not constitute a Change of Control.

     “CODE” means the Internal Revenue Code of 1986, as amended from time to time.

     “COLLATERAL” has the meaning assigned to such term in the Security Agreement and shall include all FM-5 Collateral and FM-6 Collateral until any such collateral is released in accordance with the terms of the Loan Documents.

     “COLLATERAL PERMITTED LIENS” means:

     (1) Liens created pursuant to the Loan Documents;

     (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings in compliance with Section 5.07; and

     (3) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings in compliance with Section 5.07.

     “COMMITMENT” means the Commitment of the Lender to make the Loans hereunder, expressed as an amount representing the maximum aggregate amount of the Loans to be made by the Lender hereunder. The total amount of the Commitment is $100,000,000, as such amount may be reduced as provided in the definition of the term “Unused Commitment”.

     “CONSOLIDATED INCOME TAX EXPENSE” means, with respect to the Customer for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by the Customer and the Subsidiary Guarantors for such period as determined on a consolidated basis in accordance with GAAP.

     “CONSOLIDATED INTEREST EXPENSE” means, for any period, the total interest expense of the Customer and the Subsidiary Guarantors for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations.

     “CONSOLIDATED LEVERAGE RATIO” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Customer and the Subsidiary Guarantors as of such date of determination to (y) Consolidated Operating Cash Flow for the most recent four consecutive fiscal quarters ending prior to such date of determination for which financial information is available (the “REFERENCE PERIOD”); PROVIDED, HOWEVER, that:

     (1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

     (2) if the Customer or any Subsidiary Guarantor has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and Consolidated Operating Cash Flow shall be calculated as if the Customer or such Subsidiary Guarantor had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

     (3) if since the beginning of the Reference Period the Customer or any Subsidiary Guarantor shall have made any Asset Disposition, the Consolidated Operating Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) directly attributable thereto for the Reference Period;

     (4) if since the beginning of the Reference Period the Customer or any Subsidiary Guarantor (by merger or otherwise) shall have made an Investment in any Subsidiary Guarantor (or any Person which becomes a Subsidiary Guarantor) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

     (5) if since the beginning of the Reference Period any Person (that subsequently became a Subsidiary Guarantor or was merged with or into the Customer or any Subsidiary Guarantor since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Customer or a Subsidiary Guarantor during the Reference Period, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP in good faith by a responsible financial or accounting officer of the Customer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

     “CONSOLIDATED NET INCOME” means, for any period, the net income of the Customer and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than the Customer) if such Person is not a Subsidiary Guarantor, except that:

(A)

subject to the exclusion contained in clauses (3), (4) and (5) below, the Customer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Customer or a Subsidiary Guarantor as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary Guarantor, to the limitations contained in clause (2) below); and

(B)

the Customer’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Customer or a Subsidiary Guarantor;

     (2) any net income of any Subsidiary Guarantor if such Subsidiary Guarantor is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary Guarantor, directly or indirectly, to the Customer, except that:

(A)

subject to the exclusion contained in clauses (3), (4) and (5) below, the Customer’s equity in the net income of any such Subsidiary Guarantor for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary Guarantor during such period to the Customer or another Subsidiary Guarantor as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Subsidiary Guarantor, to the limitation contained in this clause); and

(B)	the Customer’s equity in a net loss of any such Subsidiary Guarantor for such period shall be included in determining such Consolidated Net Income;

     (3) any gain (or loss) realized upon the sale or other disposition of any assets of the Customer or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (4) extraordinary gains or losses; and

     (5) the cumulative effect of a change in accounting principles, in each case, for such period. Notwithstanding the foregoing, for the purpose of Section 6.03 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Customer or a Subsidiary Guarantor to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such Section pursuant to Section 6.03(a)(3)(D)

     “CONSOLIDATED OPERATING CASH FLOW” means, with respect to the Customer and the Subsidiary Guarantors on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:

     (1) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;

     (2) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and

     (3) depreciation, amortization and any other noncash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any noncash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Customer and the Subsidiary Guarantors (including amortization of capitalized debt issuance costs for such period, any noncash compensation expense realized for grants of stock options or other rights to officers, directors, consultants and employees and noncash charges related to equity granted to third parties), all of the foregoing determined on a consolidated basis in accordance with GAAP, and decreased by noncash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods) for such period.

     “CONSOLIDATED TOTAL ASSETS” means the total assets of the Customer and its consolidated the Subsidiary Guarantors, as shown on the most recent balance sheet of the Customer, determined on a consolidated basis in accordance with GAAP.

     “CUSTOMER” has the meaning assigned to such term in the Preamble.

     “DEFAULT” means any event or condition that upon notice, lapse of time or both would, unless waived, become an Event of Default.

     “DEFAULT INTEREST PERIOD” means, during any period in which any principal of the Loan or any other amount under this Agreement or any other Loan Document is not paid when due; PROVIDED that (a) no such period shall exceed three months’ duration and (b) the first such period shall commence as of the date on which such principal or other amount became due and each succeeding period shall commence upon the expiry of the immediately preceding period.

     “DEPOSIT ACCOUNT” means the account of the Customer at JPMorganChase, New York, New York, routing number 021000021, account number 323-899587.

     “DESIGNATED JOINT VENTURES” means any Person formed for the purpose of, or whose principal business is, offering a satellite radio service outside the continental United States; PROVIDED, HOWEVER, that the aggregate Investment in such Persons by the Customer and the Subsidiary Guarantors does not exceed $100 million in the aggregate at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     “DISQUALIFIED STOCK” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

     (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Maturity Date of the Loans; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:

(A)

the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Loans in Section 6.05 of this Agreement; and

(B)	any such requirement only becomes operative after compliance with such terms applicable to the Loans, including the prepayment of Loans.

     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; PROVIDED, HOWEVER, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     “DOLLARS” or “$” refers to lawful money of the United States of America.

     “EFFECTIVE DATE” means the date on which the conditions specified in Section 4.01 and Section 4.02 are satisfied (or waived in accordance with Section 9.02) .

     “ENVIRONMENTAL LAWS” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

     “ENVIRONMENTAL LIABILITY” means any liability, contingent or otherwise, of the Customer or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA AFFILIATE” means any trade or business (whether or not incorporated) that, together with the Customer, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA EVENT” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Customer or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Customer or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the incurrence by the Customer or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Customer or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Customer or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

     “EURODOLLAR”, when used in reference to a Loan, refers to whether the Loan is bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

     “EVENT OF DEFAULT” has the meaning assigned to such term in Article VII.

     “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

     “EXCLUDED TAXES” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Customer hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Customer is located, (c) any Taxes that would not have been imposed but for the activities of the recipient in the jurisdiction imposing such Tax which are not related to this Agreement or any of the other Loan Documents or the transactions contemplated by the Loan Documents, including the execution and delivery of the Loan Documents and the administration of the provisions or exercise of rights and remedies under the Loan Documents; (d) United States withholding taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Customer with respect to Indemnified Taxes; and (e) any Taxes that are attributable to Lender’s failure to comply with the requirements of Section 2.09(e) of this Agreement.

     “FCC” means the Federal Communications Commission.

     “FCC LICENSES SUBSIDIARY” means Satellite CD Radio Inc., a Delaware corporation and a Wholly Owned Subsidiary, and any other Restricted Subsidiary formed for the sole purpose of holding the FM-5 License or the FM-6 License and all of the issued and outstanding Capital Stock of which is owned by the Customer.

     “FM-5 COLLATERAL” means all “Collateral” as defined in the Original Security Documents.

     “FM-5 LAUNCH DAY” means the day established by the Launch Agency in writing to the Customer for launch of the FM-5 Satellite. For purposes of this definition, any delay in the actual date of launch from such scheduled launch day shall be disregarded unless the Lender shall have received advance notice of such delay, and such notice was received more than 30 days prior to the then scheduled launch day.

     “FM-5 LICENSE” means, collectively, (i) the applicable license issued to the Customer by the FCC on April 16, 2007, that enables the Customer to operate the FM-5 Satellite as part of its S-band system in the United States and (ii) all authorizations, orders, licenses and permits issued by the FCC to the Customer or any of its Restricted Subsidiaries under which the Customer or any of its Restricted Subsidiaries is authorized to launch and operate the FM-5 Satellite.

     “FM-5 PAYMENT DATE” means the earliest to occur of (a) April 6, 2009, (b) 90 days after the FM-5 Satellite is “Available for Shipment” (as defined in the Satellite Purchase Agreement), and (c) 30 days prior to the FM-5 Launch Day.

     “FM-5 SATELLITE” means “FM-5”, as such term is defined in the Satellite Purchase Agreement.

     “FM-6 COLLATERAL” means all “Collateral” as defined in the Security Documents relating to the FM-6 Satellite.

     “FM-6 LAUNCH DAY” means the day established by the Launch Agency in writing to the Customer for launch of the FM-6 Satellite. For purposes of this definition, any delay in the actual date of launch from such scheduled launch day shall be disregarded unless the

Lender shall have received advance notice of such delay, and such notice was received more than 30 days prior to the then scheduled launch day

     “FM-6 LICENSE” means, collectively, (i) the applicable license to be issued to the Customer by the FCC that enables the Customer to operate the FM-6 Satellite as part of its S-band system in the United States and (ii) all authorizations, orders, licenses and permits issued by the FCC to the Customer or any of its Restricted Subsidiaries under which the Customer or any of its Restricted Subsidiaries is authorized to launch and operate the FM-6 Satellite.

     “FM-6 SATELLITE” means “FM-6”, as such term is defined in the Satellite Purchase Agreement.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

     “GOVERNMENT APPROVALS” means all authorizations, consents, approvals, licenses, rulings, permits, certifications, exemptions, filings or registrations by or with a Governmental Authority required by applicable requirements of law to be obtained or held by the Customer or any Affiliate thereof in connection with (a) the due execution, delivery and performance by the Customer and the Subsidiary Guarantors of their respective obligations under this Agreement, the Subsidiary Guarantees and the other Loan Documents to which they are a party and (b) the grant of Liens created by the Security Documents and the validity, enforceability and perfection thereof and the exercise by the Lender of its rights and remedies thereunder.

     “GOVERNMENTAL AUTHORITY” means any international body or any nation or government, any state of political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital or otherwise, by any of the foregoing.

     “GUARANTEE” of or by any Person (the “GUARANTOR”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “PRIMARY OBLIGOR”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,

     (2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof,

     (3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or

     (4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “HAZARDOUS MATERIALS” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “HEDGING OBLIGATIONS” of any Person means the obligations of such Person under (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements or currency exchange or interest rate collar agreements or (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rate prices.

     “INCUR” means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary Guarantor (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary Guarantor. The term “INCURRENCE” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.02:

     (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

     (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

     (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

     “INDEBTEDNESS” means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such

Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business), in each case only if and to the extent due more than 12 months after the delivery of property;

     (4) the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the principal component of the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary Guarantor of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     Notwithstanding the foregoing, in connection with the purchase by the Customer or any Subsidiary Guarantor of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; PROVIDED, HOWEVER, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. Furthermore, in no event shall the Customer’s obligations to pay amounts under any programming or content acquisition arrangements, in each case, consistent with past practice, be considered Indebtedness.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; PROVIDED, HOWEVER, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     “INDEMNIFIED TAXES” means Taxes other than Excluded Taxes.

     “INDEMNITEE” has the meaning assigned to such term in Section 9.03(b) .

     “INDENTURE” means the indenture dated as of August 9, 2005 relating to the 9-5/8% senior notes due 2013 issued by the Customer thereunder, as in effect on the date hereof.

     “INDEPENDENT QUALIFIED PARTY” means an investment banking firm, accounting firm or appraisal firm of national standing; PROVIDED, HOWEVER, that such firm is not an Affiliate of the Customer.

     “INFORMATION” has the meaning assigned to such term in Section 9.11.

     “INTEREST PERIOD” means, with respect to any Loan, each period of three calendar months ending on March 31, June 30, September 30 and December 31, respectively; PROVIDED that the first period shall commence on the date such Loan is made hereunder and end on the immediately succeeding March 31, June 30, September 30 or December 31, as the case may be; and PROVIDED, FURTHER, that if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

     “INTEREST RATE AGREEMENT” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

     “INVESTMENT” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Customer or any Subsidiary Guarantor issues, sells or otherwise disposes of any Capital Stock of a Person that is a Subsidiary Guarantor such that, after giving effect thereto, such Person is no longer a Subsidiary Guarantor, any Investment by the Customer or any Subsidiary Guarantor in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value; PROVIDED that none of the following will be deemed to be an Investment:

     (1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

     (2) endorsements of negotiable instruments and documents in the ordinary course of business;

     (3) an acquisition of assets by the Customer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Customer (including, for the avoidance of doubt the acquisition of XM Radio pursuant to the XM Merger Agreement where the consideration therefore consists of common stock of the Customer); and

     (4) advances, deposits, escrows or similar arrangements in respect of retail or automotive distribution arrangements, programming or content acquisitions or extensions.

     For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Section 6.03, “Investment” shall include:

     (A) the portion (proportionate to the Customer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Customer at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Subsidiary Guarantor, the Customer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Customer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Customer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     “ISSUE DATE” means August 9, 2005.

     “LAUNCH AGENCY” means the provider of the launch vehicle used to launch the FM-5 Satellite or the FM-6 Satellite, as applicable.

     “LENDER” has the meaning assigned to such term in the Preamble.

     “LIBOR RATE” means, for any Interest Period for any Eurodollar Loan, the British Bankers’ Association LIBOR rate displayed on the appropriate page on Bloomberg Financial Markets (or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity of three months or, in the case of the first Interest Period in respect of a Loan where the maturity of such Interest Period is less than three months, the number of months closest to the maturity of such Interest Period and greater than such Interest Period. (For the avoidance of doubt, if a Loan is made during the first month of a quarter, the first Interest Period applicable to such Loan shall be three months; if a Loan is made during the second month of a quarter, the first Interest Period applicable to such Loan shall be two months and if a Loan is made during the last month of a quarter, the first Interest Period applicable to such Loan shall be one month.) If such interest rates shall cease to be available from Bloomberg Financial Markets, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be selected by the Lender with the Customer’s approval (which approval shall not be unreasonably withheld or delayed).

     “LICENSES” means both the FM-5 License and the FM-6 License.

     “LIEN” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

     “LOAN DOCUMENTS” means, collectively, this Agreement, the Notes, the Security Documents and the Subsidiary Guarantees.

     “LOAN” has the meaning assigned to such term in Section 2.01.

     “MATERIAL” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Customer and its Subsidiaries taken as a whole.

     “MATERIAL ADVERSE EFFECT” means a material adverse effect on (a) the business, assets, operations or condition of the Customer and its Subsidiaries taken as a whole, (b) the rights of the Customer, (i) prior to the FM-5 Payment Date, in respect of the FM-5 License or the FM-6 License after such License has been acquired or (ii) after the FM-5 Payment Date, in respect of the FM-6 License after such License has been acquired, (c) the ability of the Customer or of the Subsidiary Guarantors to perform any of their respective payment obligations under this Agreement or the Subsidiary Guarantees or any of the other Loan Documents to which they are party, (d) the value of the Collateral or the validity, enforceability or priority of the Liens contemplated under the Security Documents, or (e) the ability of the Lender to exercise any of its rights and/or remedies available under this Agreement or any of the other Loan Documents.

     “MATERIAL INDEBTEDNESS” means Indebtedness (other than the Loans and the Subsidiary Guarantees), of the Customer or a Subsidiary Guarantor, as applicable, in each case in an aggregate principal amount exceeding $25,000,000, and includes, without limitation, the securities issued under the Indenture. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Obligations were terminated at such time.

     “MATERIAL SUBSIDIARY” means, as of any date of determination, (a) Satellite CD Radio, Inc. and (b) any Subsidiary of the Customer (i) that accounted for ten percent or more of either Consolidated Net Income or Consolidated Operating Cash Flow for the twelvemonth or six-month period most recently ended for which financial statements have been delivered to the Lender pursuant to Section 5.01(a) or (b), respectively, or (ii) whose total assets constituted ten percent or more of Consolidated Total Assets.

     “MATURITY DATE” means the earliest to occur of (a) June 10, 2010, (b) 90 days after the FM-6 Satellite is “Available for Shipment” (as defined in the Satellite Purchase Agreement), and (c) 30 days prior to the FM-6 Launch Day.

     “MAXIMUM AMOUNT” means, as of any date of calculation, (a) during the period from the Effective Date to and including December 19, 2008, the lesser of (i) the Unused Commitment as of such date and (ii) an amount equal to the sum of (x) the Milestone Payment required to be made by the Customer and remaining unpaid as of such date and (y) all Milestone Payments made by the Customer on or prior to such date (other than with Loan proceeds or for which reimbursement has previously been made to the Customer pursuant to Section 2.01) and (b) during the period from December 20, 2008 to and including the date of expiration or termination of the Commitment in accordance with Section 2.06 of this Agreement, the lesser of (i) the Unused Commitment as of such date and (ii) the Milestone Payment required to be made by the Customer and remaining unpaid as of such date.

     “MILESTONE PAYMENT” means each payment in respect of the FM-5 Satellite and the FM-6 Satellite, in each case set forth on Exhibit F to the Satellite Purchase Agreement (other than the payment captioned “On-Orbit Acceptance of the Spacecraft” and any other In-Orbit Incentive Payment, as defined in the Satellite Purchase Agreement) required to be made by the Customer to the Satellite Manufacturer under the Satellite Purchase Agreement.

     “MILESTONE PAYMENT DATE” means each date on which a Milestone Payment is due under the Satellite Purchase Agreement.

     “MOODY’S” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

     “MULTIEMPLOYER PLAN” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “NEGOTIATION PERIOD” has the meaning assigned to such term in Section 2.08(a) .

     “NET AVAILABLE CASH” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiary Guarantors as a result of such Asset Disposition;

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Customer or any Subsidiary Guarantor after such Asset Disposition; and

     (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; PROVIDED, HOWEVER, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Customer or any Subsidiary Guarantor.

     “NET CASH PROCEEDS” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     “NEW SATELLITE” means a satellite (other than the FM-5 Satellite) that is not in service as of the date hereof.

     “NOTES” means one or more promissory notes issued by the Customer pursuant to Section 2.04(d) .

     “NOTICE OF BORROWING” means a notice substantially in the form of EXHIBIT A.

     “OBLIGATIONS” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

     “OECD” means the Organisation for Economic Co-operation and Development.

     “OFFICER” means the chairman of the board, the president, any vice president, the treasurer or the secretary of the Customer or a Subsidiary Guarantor, as the case may be.

     “OFFICERS’ CERTIFICATE” means a certificate signed by two Officers.

     “OPINION OF COUNSEL” means a written opinion from legal counsel who is acceptable to the Lender. The counsel may be an employee of or counsel to the Customer.

     “ORIGINAL SECURITY AGREEMENT” means that certain security agreement between the Customer and the Lender dated as of May 31, 2006.

     “ORIGINAL SECURITY DOCUMENTS” means , collectively, the Original Security Agreement and all Uniform Commercial Code financing statements or comparable instruments required by the Original Security Agreement to be filed with respect to the security interests in personal property and fixtures created pursuant to the Original Security Agreement and in each case all amendments, modifications and supplements thereto.

     “OTHER TAXES” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     “PARTICIPANT” has the meaning assigned to such term in Section 9.04(c) .

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “PENSION ACT” means the Pension Protection Act of 2006, as amended from time to time.

     “PERMITTED INVESTMENT” means an Investment by the Customer or any Subsidiary Guarantor in:

     (1) the Customer, a Subsidiary Guarantor or a Person that will, upon the making of such Investment, become a Subsidiary Guarantor; PROVIDED, HOWEVER, that the primary business of such Subsidiary Guarantor is a Related Business;

     (2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Customer or a Subsidiary Guarantor; PROVIDED, HOWEVER, that such Person’s primary business is a Related Business;

     (3) cash and Cash Equivalents;

     (4) receivables owing to the Customer or any Subsidiary Guarantor if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Customer or any such Subsidiary Guarantor deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Customer or such Subsidiary Guarantor;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Customer or any Subsidiary Guarantor or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

     (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to Section 6.05 or (B) a disposition of assets not constituting an Asset Disposition;

     (9) any Person where such Investment was acquired by the Customer or any of the Subsidiary Guarantors (A) in exchange for any other Investment or accounts receivable held by the Customer or any such Subsidiary Guarantor in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Customer or any of the Subsidiary Guarantors with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

     (10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Customer or any Subsidiary Guarantor;

     (11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 6.02;

     (12) any Person to the extent such Investment existed on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

     (13) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, do not exceed the greater of (x) $300 million or (y) 15% of Consolidated Total Assets (as determined based on the consolidated balance sheet of the Customer as of the end of the most recent fiscal quarter for which internal financial statements are available prior to such Investment), at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

     (14) Designated Joint Ventures;

     (15) Investments in a joint venture with XM Satellite Radio Inc., or an Affiliate or successor thereof, the proceeds of which Investments are used solely to develop interoperable radio technology capable of receiving and processing radio system signals broadcast by both the Customer and XM Satellite Radio Inc., for the licensing of other satellite radio technology from the Customer and XM Satellite Radio Inc. in connection therewith and for activities reasonably ancillary thereto in accordance with the Joint Development Agreement between the Customer and XM Satellite Radio Inc., as in effect on the date of the Indenture or as it may have been or be amended in an manner not materially adverse to the Customer; and

     (16) any Asset Swap made in accordance with Section 6.05.

     “PERMITTED LIENS” means, with respect to any Person:

     (1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED, HOWEVER, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Customer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Customer or any Subsidiary Guarantor to provide collateral to the depository institution;

     (3) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness;

     (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; PROVIDED, HOWEVER, that the Lien may not extend to any other property owned by such Person or any of the Subsidiary Guarantors at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

     (7) Liens existing on May 31, 2006;

     (8) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary Guarantor of such Person; PROVIDED, HOWEVER, that the Liens may not extend to any other property owned by such Person or any of the Subsidiary Guarantors (other than assets and property affixed or appurtenant thereto);

     (9) Liens on property at the time such Person or any of the Subsidiary Guarantors acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; PROVIDED, HOWEVER, that the Liens may not extend to any other property owned by such Person or any of the Subsidiary Guarantors (other than assets and property affixed or appurtenant thereto);

     (10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

     (11) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Agreement;

     (12) Liens to secure Indebtedness permitted under Section 6.02(b)(1);

     (13) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Customer or any of the Subsidiary Guarantors;

     (14) Liens arising from Uniform Commercial Code financing statement filing regarding operating leases entered into by the Customer and the Subsidiary Guarantors in the ordinary course of business;

     (15) Liens in connection with advances, deposits, escrows and similar arrangements in the ordinary course of business in respect of retail or automotive distribution arrangements, programming and content acquisitions and extensions; and

     (16) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (7), (8) or (9); PROVIDED, HOWEVER, that:

     (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

     (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (8) or (9) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly with Net Available Cash pursuant to Section 6.05. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

     “PERMITTED SUBORDINATED OBLIGATIONS” means Subordinated Obligations of the Customer that at the time of Incurrence have a weighted Average Life of not less than the lesser of five years and the remaining weighted Average Life of the Loans and that are convertible at the option of the holders thereof into Capital Stock (other than Disqualified Stock) of the Customer.

     “PERSON” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     “PLAN” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Customer or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “POST-DEFAULT RATE” has the meaning assigned to such term in Section 2.07(b) .

     “PREFERRED STOCK”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     “PUBLIC MARKET EQUITY VALUE” means as of any date of calculation, the value derived by multiplying (i) the lowest sale price quoted on NASDAQ for the Customer’s common stock on the Business Day immediately prior to such date of calculation TIMES (ii) the number of outstanding shares of the Customer’s common stock disclosed in the Customer’s most recently filed (i) Quarterly Report on Form 10-Q, (ii) Annual Report on Form 10-K or (iii) Current Report on Form 8-K that reports such number of outstanding shares.

     “PURCHASE MONEY INDEBTEDNESS” means Indebtedness:

     (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

     (2) Incurred to finance the acquisition by the Customer or a Subsidiary Guarantor of such asset, including additions and improvements;

     PROVIDED, HOWEVER, that such Indebtedness is Incurred within 180 days after the acquisition by the Customer or such Subsidiary Guarantor of such asset.

     “REFINANCE” means in respect of Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” or Refinancing” shall have correlative meanings.

     “REFINANCING INDEBTEDNESS” means Indebtedness that Refinances any Indebtedness of the Customer or any Subsidiary Guarantor existing on the Issue Date or Incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that:

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or, if such Refinancing Indebtedness is a Subordinated Obligation, no earlier than 91 days after the Maturity Date of the Loans;

     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced or, if such Refinancing Indebtedness is a Subordinated Obligation, equal to or greater than the then remaining Average Life of the Loans;

     (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Loans, such Refinancing Indebtedness (a) is subordinated in right of payment to the Loans at least to the same extent as the Indebtedness being Refinanced, (b) has a Stated Maturity that is at least 91 days after the later of (x) the Maturity Date of the Loans and (y) the Stated Maturity of the Indebtedness being Refinanced and (c) has an Average Life at the time such Refinancing Indebtedness is Incurred that is greater than (x) the Average Life of the Loans and (y) the Average Life of the Indebtedness being Refinanced;

     PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Customer or (B) Indebtedness of the Customer or a Subsidiary Guarantor that Refinances Indebtedness of an Unrestricted Subsidiary.

     “RELATED BUSINESS” means any business in which the Customer or any of the Subsidiary Guarantors was engaged on the Effective Date and any business related, ancillary or complementary to such business or any business the assets of which, in the good faith determination of the Board of Directors, are useful or may be used in any such business.

     “RELATED BUSINESS ASSETS” means assets used or useful in a Related Business.

     “RELATED PARTIES” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers and employees of such Person and such Person’s Affiliates.

     “REPLACEMENT SATELLITE VENDOR INDEBTEDNESS” means Indebtedness of the Customer provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for the (i) construction, launch and insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is used for continuation of the Customer’s satellite service as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Customer to no longer meet the requirements for such service or (ii) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch. Replacement Satellite Vendor Indebtedness includes any Refinancing Indebtedness thereof.

     “REQUIRED LENDERS” means, at any time, Lenders having more than 50% of the aggregate amount of the sum of (a) the Unused Commitment and (b) the then aggregate unpaid principal amount of the Loans. A defaulting lender shall be excluded for the purpose of this determination.

     “RESPONSIBLE OFFICER” means, as to the Customer or a Subsidiary Guarantor, as the case may be, the president, an executive vice president, the secretary, the assistant secretary, the chief financial officer, the general counsel or such other Person designated by the foregoing.

     “RESTRICTED PAYMENT” with respect to any Person means:

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Customer or a Subsidiary Guarantor and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

     (2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Customer held by any Person (other than by a Subsidiary Guarantor) or of any Capital Stock of a Subsidiary Guarantor held by any Affiliate of the Customer (other than by a Subsidiary Guarantor), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Customer that is not Disqualified Stock);

     (3) (A) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Permitted Subordinated Obligations of the Customer or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any

Subordinated Obligations of the Customer (other than, in the case of this clause (B), (i) from the Customer or a Subsidiary Guarantor or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (other than Permitted Subordinated Obligations) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

     (4) the making of any Investment (other than a Permitted Investment) in any Person.

     “SALE/LEASEBACK TRANSACTION” means an arrangement relating to property owned by the Customer or a Subsidiary Guarantor on the Issue Date or thereafter acquired by the Customer or a Subsidiary Guarantor whereby the Customer or a Subsidiary Guarantor transfers such property to a Person and the Customer or a Subsidiary Guarantor leases it from such Person.

     “SATELLITE” or “SATELLITES” means the FM-5 Satellite, the FM-6 Satellite or both such satellites, as the context requires.

     “SATELLITE PURCHASE AGREEMENT” means the Sirius Amended and Restated Satellite Purchase Agreement, dated as of July 23, 2007, between the Customer and the Satellite Manufacturer for the manufacture and sale of the FM-5 Satellite and FM-6 Satellite, including without limitation all exhibits, schedules and attachments thereto.

     “SATELLITE MANUFACTURER” means SS/L.

     “SECURITY AGREEMENT” means the Amended and Restated Security Agreement between the Customer and the Lender dated as of even date herewith, attached hereto as EXHIBIT C.

     “SECURITY DOCUMENTS” means, collectively, the Security Agreement and all Uniform Commercial Code financing statements or comparable instruments as may be required or desirable pursuant to the terms of applicable law, required by the Security Agreement to be filed with respect to the security interests in personal property and fixtures created pursuant to the Security Agreement and such other agreements and documents as shall be necessary to provide the Lender with valid, enforceable and perfected first priority security interests in the Collateral and in each case all amendments, modifications and supplements thereto.

     “SENIOR INDEBTEDNESS” means with respect to any Person:

     (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

     (2) all other obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such

Indebtedness or other obligations are subordinate in right of payment to the Loans; PROVIDED, HOWEVER, that Senior Indebtedness shall not include:

(A)	any obligation of such Person to the Customer or any Subsidiary;

(B)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D)	any Indebtedness or other obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person;

(E)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Agreement; or

(F)	any Capital Stock.

     “SS/L” has the meaning assigned to such term in the Preamble.

     “STANDARD & POOR’S” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

     “STATED MATURITY” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     “SUBORDINATED OBLIGATION” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on May 31, 2006 or thereafter Incurred) which is subordinate or junior in right of payment to the Loans pursuant to a written agreement to that effect.

     “SUBSIDIARY” means, with respect to any Person (the “PARENT”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Customer.

     “SUBSIDIARY GUARANTEE” has the meaning assigned to such term in Section 8.01.

     “SUBSIDIARY GUARANTOR” has the meaning assigned to such term in Section 8.01.

     “SUBSTITUTE BASIS” has the meaning given to such term in Section 2.08(a) .

     “TAXES” means any and all present or future taxes, fees, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “TRANSACTIONS” means the execution, delivery and performance by the Customer of this Agreement and by the Customer and the Subsidiary Guarantors of the other Loan Documents to which they are a party, the borrowing of the Loan, the use of the proceeds thereof and the continuation and granting of the Liens on the Collateral by the Customer to the Lender.

     “UNIFORM COMMERCIAL CODE” means the New York Uniform Commercial Code and the Uniform Commercial Code of each other state as may be applicable, in the judgment of the Lender, for the purpose of creating, maintaining and perfecting its first priority security interest in the Collateral, in each case as in effect from time to time.

     “UNRESTRICTED SUBSIDIARY” means:

     (1) any Subsidiary of the Customer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of the Customer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Customer or any other Subsidiary of the Customer that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that (A) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (i) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 6.03, (B) no FCC Licenses Subsidiary may be designated as an Unrestricted Subsidiary and (C) so long as the Indenture, or any indenture or other agreement governing any Refinancing Indebtedness with respect to the 9 senior notes issued thereunder, is in effect and permits designations of Subsidiaries as “unrestricted subsidiaries”, no Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless such Subsidiary shall have been designated as an “unrestricted subsidiary” under the Indenture or such other indenture or agreement..

     The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary Guarantor; PROVIDED, HOWEVER, that immediately after giving effect to such designation (A) the Customer could Incur $1.00 of additional Indebtedness under Section 6.02(a) and (B) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

     “UNUSED COMMITMENT” means, as of any date of calculation, the amount by which the Commitment in effect at the time exceeds the aggregate outstanding principal amount of all Loans; PROVIDED, HOWEVER, that the Commitment shall be permanently reduced (a) at the time of and by the amount of each Milestone Payment required to be made subsequent to December 19, 2008 regardless of whether a Loan has been made with respect thereto and (b) as otherwise provided in Section 2.06.

     “VOTING STOCK” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     “WHOLLY OWNED SUBSIDIARY” means a Subsidiary Guarantor all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Customer or one or more other Wholly Owned Subsidiaries.

     “WITHDRAWAL LIABILITY” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     “XM RADIO” means XM Satellite Radio Holdings, Inc.

     “XM MERGER AGREEMENT” means the Agreement and Plan of Merger dated as of February 19, 2007 by and among Customer, Vernon Merger Corporation, a Wholly Owned Unrestricted Subsidiary of Customer, and XM Radio.

     SECTION 1.02. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

     The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) unless otherwise expressly provided herein, any reference to any action of the Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion”.

     SECTION 1.03. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; PROVIDED that, if the Customer notifies the Lender that the Customer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Customer that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

LOAN PROVISIONS

     SECTION 2.01. THE COMMITMENT.

     (a) THE LOANS. The Lender agrees, subject to the terms hereof, and satisfaction of the conditions precedent contained herein, to make extensions of credit to the Customer (each such extension of credit, a “LOAN” and, collectively, the “LOANS”) upon the request of the Customer in accordance with Section 2.03, (i) on any Milestone Payment Date for either the FM-5 Satellite or the FM-6 Satellite in order for the Customer to make the related Milestone Payment to the Satellite Manufacturer as provided below and (ii) during the period on or prior to December 19, 2008, from time to time but in no event more frequently than once per month in order for the Customer to reimburse itself for one or more Milestone Payments made by the Customer on or prior to such date (other than with Loan proceeds or for which reimbursement has previously been made to the Customer pursuant to this Section 2.01), PROVIDED that no Loan shall exceed the Maximum Amount, and PROVIDED, FURTHER, that each Loan shall be in an amount at least equal to the full Milestone Payment (or, if less than the full Milestone Payment, $500,000 and whole number multiples of $100,000 in excess thereof) or, if the Customer is seeking reimbursement, $1,000,000 and whole number multiples of $100,000 in excess thereof. The Lender is authorized to make Loans under this Agreement based on written instructions received from a Responsible Officer of the Customer, and the Customer shall indemnify and hold the Lender harmless for any damages or losses suffered by the Lender as a result of reliance on such instructions. The Lender shall disburse funds to the Customer by wiring the amount of each Loan made under this Section 2.01 to the Customer’s Deposit Account or in such other manner and otherwise in accordance with the Customer’s instructions; PROVIDED, HOWEVER, that if at any time the Customer shall indicate in a Notice of Borrowing that all or any portion of a Loan is to be applied to make a Milestone Payment to the Satellite Manufacturer and at such time SS/L shall be the sole Lender, the Lender shall be deemed to have made such Loan (or the applicable portion thereof) upon confirmation from the Satellite Manufacturer that the proceeds of such Loan (or the applicable portion thereof) shall have been credited against the applicable Milestone Payment under the Satellite Purchase Agreement and, accordingly, the Lender shall not be obligated to wire funds to the Customer’s Deposit Account to reflect the disbursement of such Loan (or the applicable portion thereof). If at the time of delivery by the Customer of a Notice of Borrowing SS/L is not the sole lender, each Lender other than SS/L shall disburse its pro rata portion of the Loan proceeds to the Customer’s Deposit Account or in such other manner and otherwise in accordance with the Customer’s instructions. Under no circumstances shall the Lender be obligated to make any Loan if, after making such Loan, the aggregate principal amount of the Loans would exceed the Commitment then in effect. Amounts prepaid or repaid in respect of the Loans may not be reborrowed.

     (b) PURPOSE. The Customer shall, subject to the terms and conditions hereof, use each Loan solely to pay the applicable Milestone Payment owed to the Satellite Manufacturer pursuant to the Satellite Purchase Agreement or, on or before December 19, 2008, to reimburse itself for one or more Milestone Payments the Customer shall have made to the Satellite Manufacturer on or prior to such date (other than with Loan proceeds or for which reimbursement has previously been made to the Customer pursuant to Section 2.01(a)) on or prior to the date such Loan is made.

     SECTION 2.02. SECURITY. All obligations of the Customer under this Agreement and the other Loan Documents have been and shall be secured by the Collateral as set forth in the Security Documents from and after May 31, 2006, in the case of the FM-5 Collateral, and from and after the date of execution hereof, in the case of the FM-6 Collateral, as provided below, subject to the condition that (i) if the Loans (together with accrued and unpaid interest thereon, fees and all other amounts due and payable under the Loan Documents) to be so secured shall be repaid in full and the Commitment shall have terminated or expired, the Lender shall release the Collateral from the security interest created therein and (ii) if the prepayment required by Section 2.06(b)(2) (together with accrued and unpaid interest thereon, fees and all other amounts due and payable under the Loan Documents) shall be made in full, the Lender shall release the FM-5 Collateral from the security interest created therein. The Customer shall enter into on or before the Effective Date the Security Documents, including the Security Agreement, continuing the valid Lien in or on all FM-5 Collateral and granting to the Lender a valid Lien in or on all FM-6 Collateral, which Liens shall be subject to no prior Liens (other than nonconsensual Liens arising by operation of law, shall be perfected at all times on and after the Effective Date and shall be otherwise in accordance with the terms hereof.

     SECTION 2.03. REQUEST FOR A LOAN. To request a Loan, the Customer shall notify the Lender of such request by delivery of a Notice of Borrowing, in substantially the form of Exhibit A or otherwise in a form reasonably acceptable to the Lender and signed by the Customer, not later than 10 Business Days before the date of the proposed Loan.

     SECTION 2.04. RECORDS; PROMISSORY NOTES.

     (a) MANNER OF PAYMENT. Any partial prepayment or repayment of the Loans shall be applied in the order of the remaining duration of their respective Interest Periods (the Loan with the shortest remaining Interest Period to be repaid first).

     (b) MAINTENANCE OF RECORDS BY THE LENDER. The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Customer to the Lender resulting from the Loans in which it shall record (i) the amount of any principal or interest due and payable or to become due and payable from the Customer hereunder and (ii) the amount of any sum received by the Lender hereunder.

     (c) EFFECT OF ENTRIES. The entries made in the records maintained pursuant to paragraph (b) of this Section shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Customer to repay the Loans in accordance with the terms of this Agreement.

     (d) PROMISSORY NOTES. The Lender may request that a Loan be evidenced by a promissory note. In such event, the Customer shall prepare, execute and deliver to the Lender a promissory note payable to the Lender and in a form approved by the Lender. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by a promissory note in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.05. REPAYMENT OF THE LOANS. The Customer hereby unconditionally promises to pay to the Lender the unpaid principal amount of the Loans, together with accrued and unpaid interest thereon, on the Maturity Date.

     SECTION 2.06. PREPAYMENT OF THE LOANS AND COMMITMENT REDUCTIONS.

     (a) OPTIONAL PREPAYMENTS. The Customer may, upon three Business Days prior written notice to the Lender prepay Loans, in whole or in part, in amounts of at least $5,000,000 or any whole number multiple of $1,000,000 in excess thereof; PROVIDED that such prepayment shall be accompanied by (i) interest on the amount of such prepayment, accrued to the date of prepayment and (ii) all accrued and unpaid fees, if any, and all other amounts due and payable under this Agreement and the other Loan Documents in respect of such Loans. Loans (or portions thereof) prepaid in accordance with this Section 2.06(a) may not be reborrowed.

     (b) MANDATORY PREPAYMENTS.

     (1) General. The Commitment shall terminate immediately and the Customer shall prepay all Loans in full, together with (i) interest thereon accrued to the date of prepayment and (ii) all accrued and unpaid fees and other amounts due and payable under this Agreement and the other Loan Documents, within 10 Business Days after the occurrence of any of the following events:

     (A) notwithstanding the provisions of Sections 6.01 and 6.02, the execution after the date hereof and prior to the Maturity Date by the Customer or any of its Affiliates of a contract for the construction, purchase or lease of a satellite (but excluding leases of non-S-band capacity, PROVIDED that if any such leases are of a New Satellite, such leases do not constitute more than 25% of the transponder capacity on such satellite) with any Person other than SS/L, or the launch by the Customer or any of its Affiliates of a satellite manufactured by a Person other than SS/L, unless such contract exists on the date hereof and is disclosed to the Lender on Schedule I;

     (B) the Customer’s failure to obtain the FM-6 License by May 31, 2008 or, if earlier, the dismissal or denial of the Customer’s application for the FM-6 License or the loss of either License if such loss occurs at a time such License is part of the Collateral;

     (C) termination of the Satellite Purchase Agreement, including a partial termination by the Customer that includes the cancellation of the manufacture of either Satellite; provided, however, that if the Satellite Purchase Agreement is partially terminated to cancel the manufacture of the FM-5 Satellite, Customer shall only have to comply with the provisions of Section 2.06(b)(2); and

     (D) a Change of Control.

(2) Mandatory FM-5 Payment.

     (A) On the FM-5 Payment Date, all outstanding Loans, the proceeds of which were applied to make Milestone Payments in respect of the FM-5 Satellite or to reimburse the Customer for having made such Milestone Payments, shall be paid in full, together with the interest thereon accrued to the date of payment;

     (B) as of any date of calculation on or after the FM-5 Payment Date, the Commitment shall be equal to 80% of the sum of (i) the aggregate of all Milestone Payments made to or earned by SS/L in respect of the FM-6 Satellite during the period from the Effective Date through and including the FM-5 Payment Date plus (ii) each Milestone Payment made to or earned by SS/L in respect of the FM-6 Satellite after the FM-5 Payment Date and on or prior to such date of calculation; and

     (C) if the aggregate principal amount of Loans outstanding with respect to the FM-6 Satellite is in excess of such reduced Commitment on the FM-5 Payment Date, the Customer shall pay on such date the difference between such aggregate outstanding principal amount and the reduced Commitment on such date, together with interest thereon accrued to the date of payment.

The Loans paid in accordance with this Section 2.06(b) may not be reborrowed.

          (c) TERMINATION/EXPIRATION OF THE COMMITMENT. The Commitment or a portion thereof shall terminate upon the earliest to occur of the following: (i) in whole upon the completion of the Milestone entitled “Available for Shipment” with respect to the FM-6 Satellite (as described in Exhibit F to the Satellite Purchase Agreement), (ii) the occurrence of any of the events set forth in Section 2.06(a) or (b) to the extent of the applicable prepayment (or by the amount specified in Section 2.06(b)(2)(B), as applicable, (iii) the date on which the aggregate outstanding principal amount of the Loans shall equal the Commitment then in effect and (iv) in whole, upon termination in accordance with Section 7.01.

          (d) NOTICES, ETC. The Customer shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Loans or the portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Each partial prepayment of the Loans shall be in an amount that would be permitted as provided in Section 2.06(a), except as necessary to apply fully the required amount of a mandatory prepayment. Prepayments shall be accompanied by the applicable unpaid fees and all other amounts owing under this Agreement and the other Loan Documents and accrued and unpaid interest to the extent required by Section 2.07 and shall be made in the manner specified in Section 2.04(a) .

          SECTION 2.07. INTEREST.

          (a) RATE. The Loans shall bear interest on the unpaid principal amount thereof during each Interest Period therefor at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period PLUS 4.75% .

          (b) DEFAULT INTEREST. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Customer hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount and the unpaid principal amount of each Loan, plus accrued and unpaid interest thereon, shall bear interest, after as well as before judgment, to the extent permitted by law, at a rate per annum equal to 2% PLUS the rate otherwise applicable to such Loan as provided above (the “POST-DEFAULT RATE”).

(c) PAYMENT OF INTEREST.

(i) Interest on each Loan shall accrue and be payable quarterly in arrears on the last day of each Interest Period through the Maturity Date. Interest shall also be payable on the Maturity Date and on the date of any prepayment of the Loans pursuant to Section 2.06 for the portion of the Loans so prepaid, as the case may be, and upon payment (including prepayment) in full thereof and, during the existence of an Event of Default, interest shall be payable on demand of the Lender.

            (ii) Anything herein to the contrary notwithstanding, the obligations of the Customer to the Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the

Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lender, and in such event the Customer shall pay the Lender interest at the highest rate permitted by applicable law.

     (d) COMPUTATION. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Within 10 days after the first day of each Interest Period in respect of a Loan, the Lender shall give the Customer written notice of the Adjusted LIBOR Rate applicable to such Interest Period. Each determination by the Lender of the applicable Adjusted LIBOR Rate shall be conclusive and binding on the Customer absent manifest error.

     SECTION 2.08. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period or Default Interest Period for a Loan the Lender determines (which determination shall be conclusive and binding on the Customer absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period or Default Interest Period then the Lender shall give notice thereof to the Customer by telephone or telecopy as promptly as practicable thereafter and:

     (a) during the 15-day period next succeeding the date of any such notice (the “NEGOTIATION PERIOD”), the Lender and the Customer will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “SUBSTITUTE BASIS”) for determining the rate of interest to be applicable to such Loan for such Interest Period or Default Interest Period, as the case may be;

     (b) if at the expiry of the Negotiation Period, the Lender and the Customer have agreed upon a Substitute Basis, such Substitute Basis shall be retroactive to, and take effect from, the beginning of such Interest Period or Default Interest Period, as the case may be;

     (c) if at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid the Lender shall notify the Customer of the cost to the Lender (as determined by it in good faith) of funding and maintaining such Loan for such Interest Period or such Default Interest Period; and the interest payable to the Lender on such Loan for such Interest Period or Default Interest Period shall be a rate per annum equal to 4.75% above the cost to such Lender of funding and maintaining such Loan for such Interest Period or Default Interest Period as so notified by such Lender (or, if a Default Interest Period is in effect, as to any principal of such Loan or, to the extent permitted by applicable law, other amount payable to such Lender on or in respect of such Loan, at a rate per annum equal to 6.75% plus such cost to the Lender); and

     (d) the procedures specified in clauses (a), (b) and (c) above shall apply to each Interest Period or Default Interest Period for the Loans succeeding the first Interest Period or Default Interest Period to which they were applied unless and until the Lender shall determine that the condition referred to in the lead-in clause of this Section 2.08 no longer exists and so notifies the Customer, whereupon interest on the Loans shall again be determined in accordance with the provisions of Section 2.07 commencing on the first day of the Interest Period (being

March 31, June 30, September 30 or December 31, as applicable) or Default Interest Period for the Loans next succeeding the date of such notice.

     SECTION 2.09. TAXES.

     (a) PAYMENTS FREE OF TAXES. Any and all payments by or on account of any obligation of the Customer hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; PROVIDED that if the Customer shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Customer shall make such deductions and (iii) the Customer shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) PAYMENT OF OTHER TAXES BY THE CUSTOMER. In addition, the Customer shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) INDEMNIFICATION BY THE CUSTOMER. The Customer shall indemnify the Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Customer by the Lender shall be conclusive absent manifest error.

     (d) EVIDENCE OF PAYMENTS. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Customer to a Governmental Authority, the Customer shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

     (e) TAXATION OF LENDER. Notwithstanding any provision of this Agreement to the contrary, the Lender shall be either (a) a United States person under Section 7701(a)(30) of the Code for United States federal income purposes and shall deliver to the Customer, at the time or times prescribed by applicable law or reasonably requested by the Customer, a properly completed and executed Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto), or (b) entitled to an exemption from withholding tax under the laws of the United States of America, or any treaty with the United States of America, or any treaty to which the United States of America is a party, with respect to payments under any Loan Documents and shall deliver to the Customer, at the time or times prescribed by applicable law or reasonably requested by the Customer, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding.

     (f) REFUNDS. If the Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Customer or with respect to which the Customer has paid additional amounts pursuant to this Section 2.09, it shall pay over such refund to the Customer (but only to the extent of indemnity payments made, or additional amounts paid, by the Customer under this Section 2.09 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); PROVIDED, that the Customer, upon the request of such Lender, agrees to repay the amount paid over to the Customer (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Customer or any other Person.

     SECTION 2.10. PAYMENTS GENERALLY.

     (a) PAYMENTS BY THE CUSTOMER. The Customer shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.09, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 11:00 a.m., New York City time, on the date when due, in immediately available funds, without set-off, recoupment or counterclaim (it being understood and agreed that the Customer shall not at any time offset amounts owed to it by the Satellite Manufacturer under the Satellite Purchase Agreement or otherwise against amounts due and owing to the Lender hereunder or under the other Loan Documents). Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender by wire transfer to:

Bank of America, N.A. ABA: 0260-0959-3
Account Number: 8188802626
Account Name: Space Systems/Loral, Inc.
Reference: Sirius Satellite [FM-5][FM-6][as applicable]

or at such other location as the Lender may specify by prior written notice to the Customer, except as otherwise expressly provided in the relevant Loan Document. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in Dollars.

     (b) APPLICATION OF INSUFFICIENT PAYMENTS. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder and under the other Loan Documents, such funds shall be applied (i) first, to pay interest and fees then due and (ii) second, to pay principal then due.

     SECTION 2.11. MITIGATION OBLIGATIONS. If the Customer is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.09, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Customer hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

     The Customer represents and warrants to the Lender that (it being understood and agreed that representations with respect to a particular Satellite or the License related to such Satellite are made or deemed made only for so long as such Satellite is part of the Collateral):

     SECTION 3.01. ORGANIZATION; POWERS. The Customer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.02. AUTHORIZATION; ENFORCEABILITY. The Transactions are within the Customer’s organizational powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Customer and constitutes, and each of the Security Documents when executed and delivered will constitute, a legal, valid and binding agreement of the Customer, and each Note when executed and delivered will constitute the legal, valid and binding obligation of the Customer, in each case, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.03. COMPLIANCE WITH LAWS AND AGREEMENTS. The Customer is in compliance in all respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.04. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.

     SECTION 3.05. LITIGATION, ENVIRONMENTAL AND OTHER MATTERS.

     (a) ACTIONS, SUITS AND PROCEEDINGS. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Customer, threatened against or affecting the Customer or its Subsidiaries or any of their respective properties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the Transactions not be consummated as herein or therein provided.

     (b) ENVIRONMENTAL MATTERS. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Customer (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) does not know of any basis for any Environmental Liability.

     (c) DISCLOSED MATTERS. Since December 31, 2006, there has been no event or condition which has had or is reasonably likely to have a Material Adverse Effect.

     SECTION 3.06. COLLATERAL. All representations of the Customer contained in the Security Documents executed on the date hereof are true and correct.

     SECTION 3.07. SECURITY DOCUMENTS.

     (a) From and after May 31, 2006, the Original Security Documents created in favor of the Lender legal, valid and enforceable Liens on or in all of the Collateral described in such Original Security Documents as of such date and have constituted at all times a perfected Lien on or in all right, title, estate and interest of the Customer in such Collateral covered thereby having the perfection and priority required by Section 2.02.

     (b) From and after the Effective Date, the Security Documents shall continue, in the case of the FM-5 Collateral, and create, in the case of the FM-6 Collateral in favor of the Lender legal, valid and enforceable Liens on or in all of the Collateral and shall constitute at all times a perfected Lien on or in all right, title, estate and interest of the Customer in the Collateral covered thereby having the perfection and priority required by Section 2.02, and all necessary and appropriate consents to such creation and perfection of such Liens of each of the parties to the Security Documents have been obtained on or before the date of execution of the Security Documents.

     SECTION 3.08. TAXES. The Customer has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.09. USE OF PROCEEDS. The proceeds of the Loan are being used solely for the purposes set forth in Section 5.09.

     SECTION 3.10. SATELLITE PURCHASE AGREEMENT. The Satellite Purchase Agreement is in full force and effect and the Customer is not in default in the performance of any of its material covenants or obligations set out therein.

     SECTION 3.11. GOVERNMENTAL APPROVALS; NO CONFLICTS. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect or will be obtained in the ordinary course of business before the time required under applicable laws and regulations and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the organizational documents of the Customer or any Subsidiary Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement (including but not limited to the Indenture and the Credit Agreement, dated as of June 20, 2007, among the Customer, the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent) or any other instrument binding upon the Customer or any Subsidiary Guarantor or their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Customer or any Subsidiary Guarantor.

     SECTION 3.12. NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any obligations by the Customer or any Subsidiary Guarantor under any Loan Document or from the continuation, grant or perfection of the Liens of the Lender or its agent, if any, as the case may be, on the Collateral.

     SECTION 3.13. SUBSIDIARIES. Set forth in Schedule II is a list of all Material Subsidiaries of the Customer.

     SECTION 3.14. LICENSES. The FM-5 License was issued to the Customer on April 16, 2007 and is in full force and effect. The FM-5 License is all the authorization necessary from all applicable Governmental Authorities for the Customer to operate the FM-5 Satellite as part of its S-band system in the United States, and no Person has priority rights in accordance with the regulations of the International Telecommunications Union with respect thereto, or has, to the knowledge of Customer, asserted that it has rights to operate a spacecraft in a manner that would result in interference to the operation of the Satellites in their intended orbital positions. The FM-6 License is all the authorization necessary from all applicable Governmental Authorities for the Customer to operate the FM-6 Satellite as part of its S-band system in the United States, and no Person has priority rights in accordance with the regulations of the International Telecommunications Union with respect thereto, or has, to the knowledge of Customer, asserted that it has rights to operate a spacecraft in a manner that would result in interference to the operation of the FM-6 Satellite in its intended orbital positions. There are no proceedings before any Governmental Authority now pending against or, to the knowledge of the Customer, threatened against or affecting either of the Licenses or their use by the Customer for the purposes contemplated hereby.

ARTICLE IV.

CONDITIONS

     SECTION 4.01. EFFECTIVE DATE. The obligation of the Lender to make the Loans hereunder shall not become effective until the date on which the Lender shall have received each of the following documents, each of which shall be satisfactory to the Lender in form and substance (or such condition shall have been waived in accordance with Section 9.02) and each of the conditions in Section 4.02 have been satisfied (or waived in accordance with Section 9.02):

     (a) CUSTOMER CREDIT AGREEMENT. From the Customer, a counterpart of this Agreement signed on behalf of the Customer.

     (b) SATELLITE PURCHASE AGREEMENT. From the Customer, a duly executed counterpart of the Satellite Purchase Agreement.

     (c) SUBSIDIARY GUARANTEE. From the Material Subsidiaries of the Customer, a duly executed Subsidiary Guarantee or acknowledgement as described in Section 8.01 of this Agreement.

     (d) SECURITY AGREEMENT. From the Customer, a duly executed counterpart of the Security Agreement and duly executed copies of any filings required to be made in accordance with the terms thereof or such other evidence satisfactory to the Lender that such filings shall have been duly made in the appropriate filing offices to perfect the security interests contemplated thereby in accordance with the priority contemplated in Section 2.02.

     (e) OPINION OF COUNSEL. One or more opinions, each dated the Effective Date and addressed to the Lender, of counsel (including Delaware counsel) to the Customer and the Subsidiary Guarantors covering the matters set forth in EXHIBIT B and such other matters as the Lender may reasonably request.

     (f) ORGANIZATIONAL DOCUMENTS. Certified copies of

     (i) the certificate of incorporation or other organizational documents and by-laws of the Customer and each Subsidiary Guarantor,

     (ii) good standing certificates, and

     (iii) evidence of all corporate authority for the Customer and each Subsidiary Guarantor (including all necessary action of the board of directors or shareholders) with respect to the execution, delivery and performance of each Loan Document to which the Customer or such Subsidiary Guarantor is intended to be a party.

     (g) OFFICER’S CERTIFICATE. Certificates, dated the Effective Date and except as otherwise provided below signed by a Responsible Officer of the Customer and each Subsidiary Guarantor, where applicable, confirming the following:

     (i) from the Customer, that no Default or Event of Default has occurred and is continuing;

     (ii) from the Customer, that each of the representations and warranties of the Customer set out in Article III is true and correct and each of the conditions specified in Section 4.02(a), (b), (d), and (e) have been fulfilled, and from the Subsidiary Guarantors, that each of the representations and warranties of such Guarantors set out in the Subsidiary Guarantees is true and correct;

     (iii) from the Customer and the Subsidiary Guarantors, a certificate of the Secretary of such Person certifying the names and true signatures of such Person authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered hereunder and to which such Person is a party; and

     (iv) from the chief financial officer of the Customer, certifying as to the solvency of the Customer and the Subsidiary Guarantors on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to SS/L.

     SECTION 4.02. ADDITIONAL CONDITIONS TO EFFECTIVE DATE AND EACH LOAN. The obligation of the Lender to make each Loan hereunder is subject to satisfaction (or waiver in accordance with Section 9.02) of the following additional conditions on such borrowing date:

     (a) NO MATERIAL ADVERSE CHANGE. There shall not have occurred a material adverse change in (a) the business, assets, operations or condition of the Customer and its Subsidiaries taken as a whole, (b) (i) prior to the FM-5 Payment Date, the rights of the Customer in respect of the FM-5 License or the FM-6 License after such License has been acquired, or (ii) after the FM-5 Payment Date, the rights of the Customer in respect of the FM-6 License after such License has been acquired, (c) the ability of the Customer to perform its payment obligations under this Agreement or the Security Documents or of the Subsidiary Guarantors to perform their obligations under the Subsidiary Guarantees, (d) the value of the Collateral or the validity, enforceability or priority of the Liens contemplated under the Security Documents or (e) the ability of the Lender to exercise any of its rights and/or remedies available under this Agreement or any of the other Loan Documents. For the avoidance of doubt, if either the Customer or any Subsidiary Guarantor shall have defaulted in the performance of or compliance with any term of any Material Indebtedness (other than an immaterial term) beyond any applicable grace period and such default shall remain unremedied on such borrowing date, a material adverse change in the business of the Customer and its Subsidiaries taken as a whole shall be deemed to have occurred.

     (b) NO DEFAULT OR EVENT OF DEFAULT; NO FUTURE ADVANCE NOTICE. No Default or Event of Default shall have occurred and be continuing. The Lender shall not have received from the Customer any notice that any Security Document will no longer secure on a first priority basis future Loans to be made under this Agreement.

     (c) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Customer set out in Article III and of the Subsidiary Guarantors under the Subsidiary Guarantees shall be true and correct.

     (d) LIQUID ASSETS. The Customer shall own free and clear of all Liens of, and restrictions imposed by, third parties cash and Cash Equivalents having a fair market value which, when added to the amount of committed financing (other than vendor financing or financing under this Agreement) immediately available to the Customer on such borrowing date, is at least equal to $100,000,000.

     (e) PUBLICLY TRADED STOCK; MARKET CAPITALIZATION. The common stock of the Customer shall be listed on a U.S. national securities exchange or on NASDAQ and the Customer shall have a Public Market Equity Value of at least $1,000,000,000.

     (f) NOTICE OF BORROWING. The Notice of Borrowing shall have been delivered by the Customer.

ARTICLE V.

AFFIRMATIVE COVENANTS

     Until the Commitment has expired or terminated and the principal of and interest on the Loans and all fees payable hereunder and all other amounts payable (other than contingent indemnification obligations) under the Loan Documents shall have been paid in full, the Customer covenants and agrees with the Lender that:

     SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Customer will furnish to the Lender:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Customer, consolidated statements of income, retained earnings and cash flows of the Customer and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheets of the Customer and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing reasonably acceptable to the Lender, which opinion shall be without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit and shall state that said consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Customer and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year, PROVIDED that delivery through electronic media within the time period specified above of a copy of the Customer’s Annual Report on Form 10-K prepared in compliance with requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a);

     (b) as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Customer, consolidated statements of income, retained earnings and cash flows of the Customer and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Customer and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Customer, which certificate shall state that said financial statements present fairly the consolidated financial condition and results of operations of the Customer and its consolidated Subsidiaries, in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), PROVIDED that delivery through electronic media within the time period specified above of a copy of the Customer’s Quarterly Report on Form 10-Q prepared in compliance with requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(b);

     (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of the chief financial officer of the Customer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements previously delivered that affects the Customer’s financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iii) certifying that the Public Market Equity Value of the Customer has met or exceeded the requirement set forth in Section 5.10(b) on each Business Day of such fiscal year or quarterly fiscal period;

     (d) concurrently with any delivery thereof to its lending banks, all information (excluding information sent in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) furnished by the Customer or any Subsidiary Guarantor under any Material Indebtedness; and

     (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Customer, or compliance with the terms of this Agreement and the other Loan Documents, as the Lender may reasonably request.

     SECTION 5.02. NOTICES OF MATERIAL EVENTS. The Customer will furnish to the Lender prompt written notice of the following:

     (a) the occurrence of any Default or Event of Default;

     (b) any construction, purchase or lease (but excluding leases of non-S-band capacity, PROVIDED that if any such leases are of a New Satellite, such leases do not constitute more than 25% of the transponder capacity on such satellite) by the Customer or any of its Affiliates of a satellite manufactured by any Person other than SS/L, or any launch by the Customer or any of its Affiliates of a satellite manufactured by a Person other than SS/L, unless such contract or launch was disclosed to the Lender on Schedule I;

     (c) any notice required by Section 8.05 regarding additional Material Subsidiaries;

     (d) a Change of Control;

     (e) the dismissal or denial of the Customer’s application for the FM-6 License or the granting of the FM-6 License or (i) prior to the FM-5 Payment Date, any regulatory proceedings involving either the FM-5 License, the FM-6 License or both Licenses and (ii) after the FM-5 Payment Date, any regulatory proceedings involving the FM-6 License; and

     (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Customer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     SECTION 5.03. EXISTENCE; CONDUCT OF BUSINESS. The Customer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and the legal existence of each Subsidiary Guarantor and (b) the rights, licenses, permits, privileges and franchises material to the conduct of their respective businesses except in the case of clause (b) hereof to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.04. BOOKS AND RECORDS; INSPECTION RIGHTS. The Customer will, and will cause each Subsidiary Guarantor to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Customer will, and will cause each Subsidiary Guarantor to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that an Officer of the Customer shall be afforded the opportunity to be present during any such discussion with the accountants), all at such reasonable times and as often as reasonably requested. Without limiting the generality of the foregoing sentence, the Customer will, and will cause each Subsidiary Guarantor to, provide access to representatives designated by the Lender for the purposes of reviewing licenses, approvals and authorizations where such access is applicable and available under applicable laws and regulations.

     SECTION 5.05. MAINTENANCE OF PROPERTIES. The Customer will, and will cause each Subsidiary Guarantor to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.06. COMPLIANCE WITH LAWS. The Customer will, and will cause each Subsidiary Guarantor to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.07. PAYMENT OF OBLIGATIONS. The Customer will, and will cause each Subsidiary Guarantor to, pay all its other obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Customer or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.08. FURTHER ASSURANCES.

     (a) At any time or from time to time, the Customer will, and will cause each Subsidiary Guarantor, to execute, acknowledge and deliver such further documents as the Lender may reasonably request to effect fully the purposes of this Agreement.

     (b) The Customer shall ensure that all written information, exhibits and reports furnished to the Lender (other than projections and forward looking information which have been and shall be provided in good faith and based on reasonable assumptions but shall not be viewed as facts), taken as a whole, do not and will not contain any untrue statement by the Customer or any Affiliate thereof of a material fact and do not and will not omit, on the part of the Customer or any such Affiliate, to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and the Customer will promptly disclose to the Lender and correct any defect or error that may be discovered therein by the Customer or any Affiliate or in any of the Loan Documents, including the Security Documents, or in the execution, acknowledgment or recordation thereof.

     (c) The Customer shall as of and at all times after the date of execution of the Security Documents take or cause to be taken all action reasonably requested by the Lender to maintain and preserve the Liens of the Security Documents and the perfection and priority thereof required by the terms of this Agreement.

     SECTION 5.09. USE OF PROCEEDS. Subject to the terms and conditions hereof, the proceeds of each Loan will be used solely to pay Milestone Payments owed by the Customer pursuant to the Satellite Purchase Agreement or, subject to the provisions of Section 2.01 of this Agreement, to reimburse the Customer for payment of the same. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

     SECTION 5.10. MAINTENANCE OF APPROVALS. The Customer will maintain, and cause each Subsidiary Guarantor to maintain, all broadcast licenses, satellite concessions and governmental and third-party consents and approvals necessary to its business as currently conducted or as proposed to be conducted in its business plan, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.11. LICENSES. The Customer shall ensure that at all times (a) prior to the FM-5 Payment Date, the FM-5 License shall be held by the Customer or by an FCC Licenses Subsidiary and (b) after the FM-6 License has been issued to the Customer, such License shall be held by the Customer or by an FCC Licenses Subsidiary.

ARTICLE VI.

NEGATIVE COVENANTS

     Until the Commitment has expired or terminated and the principal of and interest on the Loans and all fees payable hereunder and all other amounts (other than contingent indemnification obligations) payable under the Loan Documents have been paid in full, the Customer covenants and agrees with the Lender that:

     SECTION 6.01. LIENS.

     (a) The Customer will not create, incur, assume or permit to exist any Lien on the Collateral, except:

(i)	Liens created pursuant to the Security Documents; and

(ii)	Collateral Permitted Liens.

     (b) The Customer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including the Capital Stock of a Subsidiary Guarantor), whether owned at the date hereof or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Loans shall be secured equally and ratably with (or prior to ) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the Lender pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

     SECTION 6.02. LIMITATION ON INDEBTEDNESS.

     (a) The Customer shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that the Customer shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio would be less than 6.00 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Customer and the Subsidiary Guarantors shall be entitled to Incur any or all of the following Indebtedness:

     (1) Indebtedness incurred by the Customer or any of the Subsidiary Guarantors under this clause (1) that, after giving effect to any such Incurrence, does not exceed $500 million at any time outstanding;

     (2) Indebtedness of the Customer in an aggregate principal amount which, when taken together with all other Indebtedness of the Customer Incurred pursuant to this clause (2) and then outstanding, does not exceed 175% of the Net Cash Proceeds received by the Customer since immediately after the Issue Date from the issue or sale of Capital Stock of the Customer or cash contributed to the capital of the Customer (in each case other than proceeds of Disqualified Stock or sales of Capital Stock to the Customer or any of its Subsidiaries); PROVIDED, HOWEVER, that any Net Cash Proceeds or cash contributions received by the Customer from the issue or sale of its Capital Stock and used to Incur Indebtedness pursuant to this clause (2) shall be excluded from the calculation of amounts under Section 6.03(a)(3)(B);

     (3) Indebtedness owed to and held by the Customer or a Subsidiary Guarantor; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any subsequent transfer of such Indebtedness (other than to the Customer or a Subsidiary Guarantor) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Customer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans;

     (4) the Loans;

     (5) Indebtedness outstanding on the Effective Date;

     (6) Indebtedness of a Subsidiary Guarantor Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Customer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Customer); PROVIDED, HOWEVER, that on the date of such acquisition and after giving pro forma effect thereto, the Customer would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 6.02(a);

     (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 6.02(a) or pursuant to clause (2), (4), (5) or (6) of this Section 6.02(b) or this clause (7); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

     (8) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Customer and the Subsidiary Guarantors pursuant to this Agreement;

     (9) Obligations in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guarantees provided by the Customer or any Subsidiary Guarantor in the ordinary course of business;

     (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within five Business Days of its Incurrence;

     (11) Subordinated Obligations Incurred by the Customer to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Related Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness; PROVIDED, HOWEVER, that, except to the extent permitted by the following proviso, any Indebtedness Incurred under this clause (11) shall have a weighted Average Life that is greater than the then remaining weighted Average Life of the Loans and a final maturity date that is later than the date that is 91 days after the Maturity Date of the Loans; PROVIDED FURTHER, HOWEVER, that the Customer may Incur Permitted Subordinated Obligations pursuant to this clause (11) in an amount which, when added together with the amount of all other Permitted Subordinated Obligations Incurred pursuant to this clause (11) and then outstanding, does not exceed $250 million;

     (12) Purchase Money Indebtedness, Attributable Debt in respect of Sale/Leaseback Transactions and Capital Lease Obligations of the Customer or any of the Subsidiary Guarantors, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not in excess of $50 million at any time outstanding;

     (13) Indebtedness arising from agreements of the Customer or any of the Subsidiary Guarantors providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary Guarantor, PROVIDED, HOWEVER, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Customer and the Subsidiary Guarantors in connection with such disposition;

(14) Replacement Satellite Vendor Indebtedness; and

     (15) Indebtedness of the Customer or of any of the Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Customer and the Subsidiary Guarantors Incurred pursuant to this clause (15) and then outstanding (other than Indebtedness permitted by clauses (1) through (14) of this Section 6.02(b) or Section 6.02(a)), does not exceed $50 million;

     (c) Notwithstanding the foregoing, the Customer shall not be entitled to Incur any Indebtedness pursuant to Section 6.02(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Customer unless such Indebtedness shall be subordinated to the Loans to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this Section 6.02:

(1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described herein, the Customer, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses;

     (2) the Customer shall be entitled to divide and classify (and later reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above;

     (3) any Indebtedness Incurred under clause (1), (2), (12) or (15) of Section 6.02(b) shall cease to be deemed Incurred or outstanding for purposes of those clauses, respectively, but instead shall be deemed to be Incurred for purposes of Section 6.02(a) from and after the first date on which the Customer could have Incurred such Indebtedness under Section 6.02(a) without reliance on any of such clauses;

     (4) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

     (5) the principal amount of any Disqualified Stock of the Customer or Preferred Stock of a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

     SECTION 6.03. LIMITATION ON RESTRICTED PAYMENTS.

     (a) The Customer shall not, and shall not permit any Subsidiary Guarantor, directly or indirectly, to make a Restricted Payment if at the time the Customer or such Subsidiary Guarantor makes such Restricted Payment:

     (1) an Event of Default shall have occurred and be continuing (or would result therefrom);

     (2) the Customer is not entitled to Incur an additional $1.00 of Indebtedness under Section 6.02(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

     (A) 100% of Consolidated Operating Cash Flow accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter during which the Customer generates positive Consolidated Operating Cash Flow to the end of the most recent fiscal quarter for which internal financial statements are available less 1.4 times the Consolidated Interest Expense for the same period; plus

(B) 100% of the aggregate Net Cash Proceeds received by the Customer from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Customer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Customer or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Customer from its stockholders subsequent to the Issue Date; PROVIDED, HOWEVER, that any Net Cash Proceeds received by the Customer from the issue or sale of its Capital Stock or cash capital contributions received by the Customer and used to Incur Indebtedness pursuant Section 6.02(b)(2) shall be excluded from the calculation of Net Cash Proceeds and cash capital contributions under this clause (B) until and to the extent any Indebtedness Incurred pursuant to Section 6.02(b)(2) in respect of such Net Cash Proceeds or cash capital contributions has been treated, pursuant to Section 6.02(d)(3), as Incurred pursuant to Section 6.02(a); plus

(C) the amount by which Indebtedness of the Customer or any Subsidiary Guarantor is reduced on the Customer’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Customer (less the amount of any cash, or the fair value of any other property, distributed by the Customer upon such conversion or exchange); plus

     (D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Customer or any Subsidiary Guarantor in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Operating Cash Flow), in each case received by the Customer or any Subsidiary Guarantor, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Customer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Subsidiary Guarantor; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Customer or any Subsidiary Guarantor in such Person or Unrestricted Subsidiary.

(b)	The preceding provisions of Section 6.03(a) shall not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Customer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Customer or an employee stock ownership plan or to a trust established by the Customer or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Customer from its stockholders; PROVIDED, HOWEVER, that (A) such Restricted Payment shall be excluded from subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 6.03(a)(3)(B);

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations (other than Permitted Subordinated Obligations) of the Customer made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to Section 6.02; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Permitted Subordinated Obligations of the Customer Incurred pursuant to Section 6.02(b)(11) made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Subordinated Obligations that have, at the time of Incurrence, a weighted Average Life that is greater than the then remaining weighted Average Life of the Loans and a Stated Maturity that is later than the date that is 91 days after the Maturity Date of the Loans; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.03; PROVIDED, HOWEVER, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

          (5) so long as no Event of Default has occurred and is continuing, (A) the purchase, redemption or other acquisition of shares of Capital Stock of the Customer or any of its Subsidiaries from employees, former employees, directors or former directors of the Customer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; PROVIDED, HOWEVER, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $5 million in any calendar year; PROVIDED FURTHER, HOWEVER, that such repurchases and other acquisitions shall be excluded from subsequent calculations of the amount of Restricted Payments and (B) loans or advances to employees of the Customer or any Subsidiary of the Customer the proceeds of which are used to purchase Capital Stock of the Customer, in an aggregate amount not in excess of $2 million at any one time outstanding; PROVIDED, HOWEVER, that the amount of such loans and advances shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (6) the declaration or payment of dividends on Disqualified Stock issued pursuant to Section 6.02; PROVIDED, HOWEVER, that at the time of declaration of such dividend, no Event of Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividends shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (7) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; PROVIDED, HOWEVER, that such Restricted Payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (8) cash payments in lieu of the issuance of fractional shares in connection with a reverse stock split of the Capital Stock of the Customer or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Customer; PROVIDED, HOWEVER, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.03 (as determined in good faith by the Board of Directors); PROVIDED FURTHER, HOWEVER, that such payments shall be excluded in subsequent calculations of the amount of Restricted Payments;

          (9) in the event of a Change of Control or to the extent permitted by Section 6.05, and if no Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Customer, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; PROVIDED, HOWEVER, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Customer has made an offer to prepay the Loans in full; PROVIDED FURTHER, HOWEVER, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (10) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 6.02(b)(3); PROVIDED, HOWEVER, that no Event of Default has occurred and is continuing or would otherwise result therefrom; PROVIDED FURTHER, HOWEVER, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

          (11) the repurchase, redemption or other acquisition or retirement for value of any equity interests of the Customer or any Subsidiary Guarantor (other than Disqualified Stock) held by any employee of the Customer made in lieu of withholding taxes resulting from the exercise, exchange or conversion of stock options, warrants or other similar rights; PROVIDED, HOWEVER, that no Event of Default has occurred and is continuing or would otherwise result therefrom; PROVIDED FURTHER, HOWEVER, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments; or

          (12) other Restricted Payments in an amount not to exceed $25 million per calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar years); PROVIDED, HOWEVER, such Restricted Payments, when taken together with all other Restricted Payments made pursuant to this clause (12), do not exceed $100 million in the aggregate; PROVIDED FURTHER, HOWEVER, that no Event of Default has occurred and is continuing or would otherwise result therefrom;

PROVIDED FURTHER, HOWEVER, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Customer or such Subsidiary Guarantor, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Customer acting in good faith.

     SECTION 6.04. LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARY GUARANTORS. The Customer shall not, and shall not permit any Subsidiary Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary Guarantor to (a) pay dividends or make any other distributions on its Capital Stock to the Customer or a Subsidiary Guarantor or pay any Indebtedness owed to the Customer, (b) make any loans or advances to the Customer or (c) transfer any of its property or assets to the Customer, except:

(1)	with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date;

                    (B) any encumbrance or restriction with respect to a Subsidiary Guarantor pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Subsidiary Guarantor on or prior to the date on which such Subsidiary Guarantor was acquired by the Customer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Subsidiary Guarantor or was acquired by the Customer) and outstanding on such date;

                    (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 6.04(1)(A) or (B) or this clause (C) or contained in any amendment to an agreement referred to in Section 6.04(1)(A) or (B) or this clause (C); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Subsidiary Guarantor contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Lender than encumbrances and restrictions with respect to such Subsidiary Guarantor contained in such predecessor agreements on the Effective Date or the date such Subsidiary Guarantor became a Subsidiary Guarantor, whichever is applicable;

                    (D) any encumbrance or restriction with respect to a Subsidiary Guarantor (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary Guarantor (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

                    (E) any encumbrance or restriction consisting of net worth provisions in leases and other agreements entered into by the Customer or any Subsidiary Guarantor in the ordinary course of business; and

                    (F) any encumbrance or restriction consisting of customary provisions in joint venture agreements relating to joint ventures that are not Subsidiary Guarantors and other similar agreements entered into in the ordinary course of business; and

(2) with respect to clause (c) only,

                    (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the assignment or transfer of the lease or the property leased thereunder;

                    (B) any encumbrance or restriction contained in security agreements, pledges or mortgages securing Indebtedness of a Subsidiary Guarantor to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, pledges or mortgages;

                    (C) any encumbrance or restriction consisting of (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in Section 6.04(c) on the property so acquired; and

                    (D) any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Customer or any Subsidiary Guarantor.

     SECTION 6.05. LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK.

     (a) The Customer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Customer or such Subsidiary Guarantor receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

     (2) at least 75% of the consideration thereof received by the Customer or such Subsidiary Guarantor is in the form of cash or cash equivalents;

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Customer or such Subsidiary Guarantor, as the case may be,

     (A) first, to the extent the Customer or such Subsidiary Guarantor elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Customer (including the Loans) or Indebtedness (other than any Disqualified Stock) of any Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Customer or an Affiliate of the Customer) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

     (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Customer or such Subsidiary Guarantor elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; PROVIDED, HOWEVER, that the Customer shall have an additional six months to apply such Net Available Cash pursuant to this clause (B) if it shall have entered into a binding acquisition or purchase contract in respect of Additional Assets prior to the expiration of such one-year period; and

     (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Lender to prepay the Loans and to the holders of other Senior Indebtedness of the Customer designated by the Customer to purchase such other Senior Indebtedness of the Customer pursuant to and subject to the conditions contained in this Agreement or the documentation governing such Senior Indebtedness, as applicable;

PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Customer or such Subsidiary Guarantor shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this Section 6.05, the Customer and the Subsidiary Guarantors shall not be required to apply any Net Available Cash in accordance with this Section 6.05(a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this Section 6.05(a) exceeds $10 million. Pending application of Net Available Cash pursuant to this Section 6.05(a), such Net Available Cash shall be invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this Section 6.05(a), the following are deemed to be cash or cash equivalents:

     (1) the assumption or discharge of Indebtedness of the Customer (other than obligations in respect of Disqualified Stock of the Customer) or any Subsidiary Guarantor and the release of the Customer or such Subsidiary Guarantor from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Customer shall, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(A) above); and

     (2) securities received by the Customer or any Subsidiary Guarantor from the transferee that are promptly converted by the Customer or such Subsidiary Guarantor into cash, to the extent of cash received in that conversion.

     (b) In the event of an Asset Disposition that requires the prepayment of the Loans (and purchase of other Senior Indebtedness of the Customer) pursuant to Section 6.05(a)(3)(C), the Customer shall offer to prepay a pro rata portion of the Loans at 100% of their outstanding principal amount, without premium, plus accrued and unpaid interest thereon, such pro rata portion of the Loans to be calculated by multiplying (i) the aggregate amount of the Net Available Cash to be applied under Section 6.05(a)(3)(C) TIMES (ii) a fraction, the numerator of which is the outstanding aggregate principal amount of the Loans and the denominator of which is the outstanding aggregate principal amount all Senior Indebtedness (including the Loans) subject to such prepayment or purchase (in each case calculated just prior to such prepayment or purchase). If the Net Available Cash allotted to the Loans shall be less than the outstanding aggregate principal amount of all the Loans, the Customer shall prepay the Loans in the manner provided in Section 2.04(a) . The Customer shall not be required to make such an offer pursuant to Section 6.05(a)(3)(C) if the Net Available Cash available therefor is less than $5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer, Net Available Cash shall be deemed to be reduced by the aggregate amount of such offer.

     (c) Promptly, and in any event within 10 days after the Customer becomes obligated to make the foregoing offer, the Customer shall deliver to the Lender a written notice thereof. The notice shall specify a prepayment date not less than 30 days nor more than 60 days after the date of such notice (the “PREPAYMENT DATE”) and shall contain such information concerning the business of the Customer which the Customer in good faith believes will enable the Lender to make an informed decision (which at a minimum will include (A) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Customer, the most recent subsequently filed Quarterly Report on Form 10-Q, if any, and all Current Reports on Form 8-K of the Customer filed subsequent to such Quarterly Report, if any, other than Current Reports describing Asset Dispositions otherwise described in the offering materials (or corresponding successor reports), (B) a description of material developments in the Customer’s business subsequent to the date of the latest of such Reports and (C) if material, appropriate pro forma financial information). Not later than the date upon which written notice of such offer is delivered to the Lender as provided above, the Customer shall deliver to the Lender an Officers’ Certificate as to (A) the amount of the offer (the “OFFER AMOUNT”), including information as to any other Senior Indebtedness included in the offer, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such offer is being made and (C) the compliance of such allocation with the provisions of Section 6.05(a) and (b).

     (d) The Customer shall not, and shall not permit any Subsidiary Guarantor to, engage in any Asset Swaps, unless:

     (1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (2) in the event such Asset Swap involves the transfer by the Customer or any Subsidiary Guarantor of assets having an aggregate fair market value, as determined by the Board of Directors of the Customer in good faith, in excess of $10 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Customer; and

     (3) in the event such Asset Swap involves the transfer by the Customer or any Subsidiary Guarantor of assets having an aggregate fair market value, as determined by the Board of Directors of the Customer in good faith, in excess of $50 million, the Customer has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Customer or such Subsidiary Guarantor, as the case may be, from a financial point of view.

     SECTION 6.06. LIMITATION ON AFFILIATE TRANSACTIONS.

     (a) The Customer shall not, and shall not permit any Subsidiary Guarantor to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Customer (an “AFFILIATE TRANSACTION”) unless:

     (1) the terms of the Affiliate Transaction are no less favorable to the Customer or such Subsidiary Guarantor than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

     (2) if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Customer disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

     (3) if such Affiliate Transaction involves an amount in excess of $20 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Customer and the Subsidiary Guarantors or is not less favorable to the Customer and the Subsidiary Guarantors than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) shall not prohibit:

      (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to) Section 6.03(a)(3);

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

     (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Customer or the Subsidiary Guarantors, but in any event not to exceed $2 million in the aggregate outstanding at any one time;

     (4) the payment of reasonable and customary fees to, and indemnity provided on behalf of, directors of the Customer and the Subsidiary Guarantors who are not employees of the Customer or the Subsidiary Guarantors;

     (5) any transaction with the Customer, a Subsidiary Guarantor or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Customer or a Subsidiary Guarantor owns an equity interest in or otherwise controls such Subsidiary Guarantor, joint venture or similar entity;

     (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Customer; and

     (7) any agreement as in effect on the Issue Date and described in the Offering Memorandum for the Customer’s 9 5 / 8 % Senior Notes due 2013, as these agreements may be amended, modified, supplemented, extended or renewed from time to time (so long as any amendment, modification, supplement, extension or renewal is not less favorable to the Customer or the Subsidiary Guarantors), and the transactions evidenced thereby.

     SECTION 6.07. LIMITATION ON LINE OF BUSINESS. The Customer shall not, and shall not permit any Subsidiary Guarantor, to engage in any business other than a Related Business.

     SECTION 6.08. LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF SUBSIDIARY GUARANTORS. The Customer:

          (1) shall not, and shall not permit any Subsidiary Guarantor to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Subsidiary Guarantor to any Person (other than the Customer or a Wholly Owned Subsidiary), and

          (2) shall not permit any Subsidiary Guarantor to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Customer or a Wholly Owned Subsidiary), unless

          (A) immediately after giving effect to such issuance, sale or other disposition, neither the Customer nor any of its Subsidiaries own any Capital Stock of such Subsidiary Guarantor;

          (B) such issuance, sale or other disposition is treated as an Asset Disposition and immediately after giving effect to such issuance, sale or other disposition, such Subsidiary Guarantor would continue to be a Subsidiary Guarantor; or

          (C) immediately after giving effect to such issuance, sale or other disposition, such Subsidiary Guarantor would no longer constitute a Subsidiary Guarantor and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Customer and such Investment would be permitted to be made under Section 6.03 if made on the date of such issuance, sale or other disposition.

     For purposes of this Section 6.08, the creation of a Lien on any Capital Stock of a Subsidiary Guarantor to secure Indebtedness of the Customer or any of the Subsidiary Guarantors will not be deemed to be a violation of this Section 6.08; PROVIDED, HOWEVER, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this Section 6.08.

     SECTION 6.09. LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Customer shall not, and shall not permit any Subsidiary Guarantor to, enter into any Sale/Leaseback Transaction with respect to any property unless:

    (1) the Customer or such Subsidiary Guarantor would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 6.02, and (B)

create a Lien on such property securing such Attributable Debt without equally and ratably securing the Loans;

     (2) the net proceeds received by the Customer or any Subsidiary Guarantor in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and the Customer applies the proceeds of such transaction in compliance with Section 6.05.

ARTICLE VII.

EVENTS OF DEFAULT

     SECTION 7.01. EVENTS OF DEFAULT. If any of the following events (“EVENTS OF DEFAULT”) shall occur:

     (a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) default shall be made in the payment of any interest on any Loan for more than five days after the same shall become due and payable;

     (c) default shall be made in the payment of any fee or any other amount (other than an amount referred to in clause (a) or (b) of this Article) payable under this Agreement or under any other Loan Document for more than five Business Days;

     (d) any representation or warranty made or deemed made by or on behalf of the Customer in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been materially inaccurate or false when made or deemed made; PROVIDED, HOWEVER, that if any representation or warranty made in any report, certificate, financial statement or other document furnished to the Lender after the Effective Date shall prove to be materially inaccurate or false when made, such inaccuracy or falsity shall not constitute an Event of Default unless the Customer fails to correct or ameliorate such inaccuracy in a manner reasonably acceptable to the Lender as soon as reasonably practicable, but in any event by no later than 10 Business Days, after (i) the Customer became aware or should have become aware of such inaccuracy or falsity or (ii) the Lender provides notice to the Customer of its discovery of such material inaccuracy or falsity;

     (e) the Customer shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.03 (with respect to the existence of the Customer and the Subsidiary Guarantors) of this Agreement or Section 8(c) of the Security Agreement;

     (f) the Customer shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document or any Subsidiary Guarantor shall fail to observe or perform any covenant, condition or agreement contained in a Subsidiary Guarantee (other than those specified in clause (a), (b), (c) or (e) of this Article, as applicable) and such failure shall continue unremedied for a period of 30 or more days after the earlier of (i) a Responsible Officer of such Person obtaining actual knowledge thereof and (ii) such Person receiving notice thereof from the Lender;

     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer, or the casualty or condemnation, of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Customer or a Subsidiary Guarantor or of a substantial part of any of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Customer or a Subsidiary Guarantor or for a substantial part of any of their respective assets, and, in any such case, such proceeding or petition shall continue unstayed or undismissed for a period of 60 or more days;

     (i) the Customer or a Subsidiary Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Customer or such Subsidiary Guarantor or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) either of the Customer or a Subsidiary Guarantor shall admit in writing its inability, or fail generally, to pay its debts as they become due;

     (k) either (i) the Lien created by the Security Documents shall at any time not constitute a valid and perfected first priority (subject to other Liens permitted under Section 6.01) Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lender, free and clear of all other Liens (other than Liens permitted under Section 6.01 or under the respective Security Documents); PROVIDED, HOWEVER, that the foregoing events shall not constitute an Event of Default if such events occur solely as a result of any action taken by the Lender or its representatives, and PROVIDED, FURTHER, that if the foregoing events do not result in the imposition of intervening Liens or in the filing of actions which would prejudice the Lender’s position as a first priority secured creditor, such event shall not constitute an Event of Default if the Customer has restored the Lender’s valid and perfected first priority Lien within 20 Business Days from the discovery of such event, or (ii) except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated;

     (l) any material provision of any of the Security Documents or the Subsidiary Guarantees shall at any time for any reason cease to be valid and binding or in full force and effect after their effective date or the Customer, a Subsidiary Guarantor or any Person acting on such Person’s behalf or upon such Person’s instructions shall so assert in writing; or any provision of any of such agreements shall, in good faith, be declared to be null and void, or the validity or enforceability thereof shall be contested by the Customer, a Subsidiary Guarantor or any Person acting on such Person’s behalf or upon such Person’s instructions or by any Governmental Authority; or

     (m) any final, nonappealable judgment or decree for the payment of money which, when taken together with all other such judgments and decrees, causes the aggregate amount of such judgments or decrees entered against the Customer and the Subsidiary Guarantors to exceed $25 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), remains outstanding for a period of 45 consecutive days after such judgment and is not discharged or waived;

then, and in every such event (other than an event with respect to the Customer or a Subsidiary Guarantor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Customer, take either or both of the following actions, at the same or different times: terminate the Commitment and declare the portion of the Loans then unpaid to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Customer accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Customer; and in case of any event with respect to the Customer or a Subsidiary Guarantor described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then unpaid, together with accrued and unpaid interest thereon and all fees and other obligations of the Customer accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Customer.

ARTICLE VIII.

GUARANTEES

     SECTION 8.01. EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEES. The Customer shall cause a duly authorized officer of each of its Subsidiaries identified as a Guarantor in Schedule III (individually a “SUBSIDIARY GUARANTOR” and collectively the “SUBSIDIARY GUARANTORS,” which term shall include at any time after the Effective Date, all additional Guarantors from time to time becoming Subsidiary Guarantors pursuant to Section 8.05 but shall exclude at such time any Subsidiary theretofore released from its obligations as a Subsidiary Guarantor pursuant to Section 8.03), to execute and deliver a Guarantee substantially in the form of Exhibit D (individually a “SUBSIDIARY GUARANTEE” and collectively the “SUBSIDIARY GUARANTEES,” which term shall include after the Effective Date all subsidiary guarantees from time to time being executed and delivered by such additional Guarantors), except that in the case of Satellite CD Radio, Inc., such Subsidiary shall be required to acknowledge this Agreement and reaffirm its obligation under its Subsidiary Guarantee, dated as of May 31, 2006, by executing and delivering this Agreement.

     SECTION 8.02. SUBSIDIARY GUARANTORS MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

     (a) Nothing contained in this Agreement or in any Subsidiary Guarantee shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Customer or another Subsidiary Guarantor, or shall prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor to the Customer or another Subsidiary Guarantor. Upon any such consolidation, merger, transfer or sale, the Subsidiary Guarantee of the Subsidiary Guarantor being consolidated or merged with or into the Customer or such other Subsidiary Guarantor (or the assets of which are being so transferred) shall no longer have any force or effect.

     (b) Nothing contained in this Agreement shall prevent any consolidation or merger of a Subsidiary Guarantor with or into a corporation or corporations other than the Customer or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), or successive consolidations or mergers in which a Subsidiary Guarantor or its successor or successors shall be a party or parties, or shall prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor, to a corporation other than the Customer or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor) authorized to acquire and operate the same in the event that such consolidation, merger or transfer complies with the terms and conditions of the Indenture and all Subsidiary Guarantees.

     SECTION 8.03. RELEASES FOLLOWING SALE OF ASSETS. Concurrently with any sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor or all of the Capital Stock of any Subsidiary Guarantor, in each case, in compliance with the terms hereof, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor) shall be released from and relieved of its obligations under its Subsidiary Guarantee and under this Article VIII. Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Loans and for the other obligations of any Subsidiary Guarantor under its Subsidiary Guarantee as provided in this Article VIII.

     SECTION 8.04. APPLICATION OF CERTAIN TERMS AND PROVISIONS TO THE SUBSIDIARY GUARANTORS. Any notice or demand which by any provision of this Agreement is required or permitted to be given or served by the Lender to or on any Subsidiary Guarantor may be given or served as described in this Agreement as if references herein to the Customer were references to such Subsidiary Guarantor.

     SECTION 8.05. ADDITION OF SUBSIDIARY GUARANTORS. If at any time after May 31, 2006 any additional Material Subsidiary (other than XM Radio, if such corporation is acquired by the Customer and designated as an “Unrestricted Subsidiary” under the Indenture, or any of such corporation’s subsidiaries) is formed or acquired by the Customer or any Unrestricted Subsidiary is designated as a Restricted Subsidiary and it is a Material Subsidiary, or any Restricted Subsidiary becomes a Material Subsidiary and such Material Subsidiary is organized under the laws of a jurisdiction of the United States of America, the Customer will notify the Lender thereof and unless such Material Subsidiary (other than a Subsidiary that has been designated a Restricted Subsidiary) qualifies for designation as an Unrestricted Subsidiary and is designated as an Unrestricted Subsidiary, all in accordance with the provisions of the definition thereof, the Customer will cause such Material Subsidiary to become a party to a Subsidiary Guarantee within seven Business Days after such Material Subsidiary is formed or acquired and promptly deliver to the Lender a duly executed counterpart of such Subsidiary Guarantee and an opinion of counsel reasonably satisfactory to the Lender as to the due authorization, execution and delivery and enforceability of such Subsidiary Guarantee and such other matters as the Lender may reasonably require, including the matters covered by the opinion delivered pursuant to Section 4.01(e) .

ARTICLE IX.

MISCELLANEOUS

     SECTION 9.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Customer, to:

Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
Attention: Patrick Donnelly
Tel: (212) 584-5180
Fax: (212) 584-5353

(b)	if to the Lender, to:

Space Systems/Loral, Inc.
3825 Fabian Way
Palo Alto, CA 94304-4604
Attention: Ronald A. Haley
Tel: (650) 852-7205
Fax: (650) 852-7912

with a copy to:

Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016
Attention: Richard P. Mastoloni
Tel: (212) 338-5605
Fax: (212) 867-9167

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02. WAIVERS; AMENDMENTS.

     (a) NO DEEMED WAIVERS; REMEDIES CUMULATIVE. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Customer therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

     (b) AMENDMENTS.

     (i) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Customer and the Lender. If more than one Lender shall be a party to this Agreement, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Customer and the Required Lenders and, if the rights or duties of the administrative agent, if any, are affected thereby, by the administrative agent; PROVIDED that no such amendment or waiver shall (1) increase any Commitment of any Lender without the prior written consent of such Lender, (2) reduce the principal of, or rate of interest on, any Loan or any fees specified herein, due to a Lender without the prior written consent of each Lender directly affected thereby, (3) postpone or otherwise change the date fixed for any payment of principal of, or interest on, any Loan or any fees hereunder due to a Lender or for any termination of any Commitment of a Lender, without the prior written consent of each Lender directly affected thereby, (4) decrease any amount payable to a Lender pursuant to the provisions of Article II hereof, without the prior written consent of each Lender directly affected thereby, (5) release the Customer from its obligations hereunder or release a Subsidiary Guarantor from its obligations under the Subsidiary Guarantee (except as expressly permitted hereby or thereby), without the prior written consent of all of the Lenders, (6) release Collateral from the Liens created by the Security Documents (except as expressly permitted hereby or thereby), without the prior written consent of all of the Lenders, (7) amend or modify the provisions of this Section 9.02(b), without the prior written consent of all of the Lenders, or (8) amend the definition of “Required Lenders,” without the prior written consent of all of the Lenders. No such amendment, modification, waiver or consent shall adversely affect the rights and obligations of the administrative agent, if any, without their prior written consent. Each Lender and Participant shall be bound by any amendment, modification, waiver or consent authorized as provided herein (whether or not any applicable Note shall have been marked to indicate such amendment, modification, waiver or consent); and any consent by any holder of a Loan, a Commitment or a Note shall bind any Person subsequently acquiring such Loan, Commitment or Note (whether or not any applicable Note is so marked).

     (ii) Notwithstanding the foregoing provisions of this Section 9.02(b) or anything to the contrary contained in this Agreement, any Lender which has requested that it not receive material, non-public information concerning the Customer or any of the Subsidiary Guarantors and which is therefore unable or unwilling to vote with respect to an issue arising under this Agreement will agree to vote and will be deemed to have voted its Commitment under this Agreement pro rata in accordance with the percentage of the Commitment voted in favor of, and the percentage of the Commitment voted against, any such issue under this Agreement.

     SECTION 9.03. EXPENSES; INDEMNITY; DAMAGE WAIVER; COMMITMENT FEE.

     (a) COSTS AND EXPENSES. The Customer shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the fees, charges and disbursements of their counsel) in connection with the preparation of this Agreement and the other Loan Documents; PROVIDED, HOWEVER, that any such fees and expenses in excess of $85,000 shall be born by SS/L, (ii) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of Lender’s counsel, in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (iii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all taxes, assessments and other charges and reasonable costs and expenses incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.

     (b) INDEMNIFICATION BY THE CUSTOMER. The Customer shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “INDEMNITEE”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Customer or any Environmental Liability related in any way to the Customer, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c) WAIVER OF CONSEQUENTIAL DAMAGES, ETC. To the extent permitted by applicable law, the Customer shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

     (d) PAYMENTS. All amounts due under this Section shall be payable upon written demand therefor.

     (e) COMMITMENT FEE. The Customer agrees to pay to the Lender a commitment fee on the daily Unused Commitment from the date hereof until the expiration or termination of the Commitment in accordance with Section 4.03 of this Agreement (the “COMMITMENT PERIOD”), at a rate per annum equal to 0.50% (50 basis points), payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 2006, and on the last day of the Commitment Period.

     SECTION 9.04. SUCCESSORS AND ASSIGNS.

     (a) ASSIGNMENTS GENERALLY. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Customer may not assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of the Lender (and any attempted assignment or transfer by the Customer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their permitted successors and assigns and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) ASSIGNMENT BY THE LENDER. The Lender may assign all or a portion of the Loans and of its rights, duties and obligations under this Agreement (including all or a portion of the Commitment) and the other Loan Documents to any other Person without the prior written consent of the Customer, PROVIDED that (a) the aggregate outstanding principal amount of the Loans (or the Commitment) subject to any such assignment shall be $5,000,000 or a whole multiple thereof, unless such assignment is of the Lender’s entire interest, but in no event shall there be more than 10 Lenders at any one time and (b) as long as no Default of the type described in clauses (a) or (b) of Section 7.01 or Event of Default of the type described in clause (h) or (i) of Section 7.01 shall have occurred and be continuing at such time, no such assignment shall be made to any Person other than an Eligible Assignee without the Customer’s prior written consent. Upon execution and delivery by the assignee to the Customer of an instrument in writing pursuant to which such assignee agrees to become the “Lender” hereunder and Customer’s consent, if applicable, the assignee shall have the obligations, rights and benefits of the Lender hereunder in respect of the Commitment (or portion thereof) and Loan(s) theretofore held by the Lender, and the Lender shall be released from the Commitment (or portion thereof) so assigned. For purposes of this Section 9.04(b), the term “ELIGIBLE ASSIGNEE” shall mean (i) a Lender or any Affiliate thereof, (ii) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company or similar financial institution or entity organized under the laws of (x) the United States, or any state thereof, or (y) any other country which is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located either in the country in which it is organized, another country which is also an OECD member or the Cayman Islands and (iii) any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and has assets under management of at least $500,000,000. “ELIGIBLE ASSIGNEE” shall not include a competitor of the Customer.

     The Customer hereby acknowledges and agrees that in connection with any assignment by the Lender of less than all of the Loans and the Commitment, the Lender may employ at the expense of the Lender an administrative agent to act on behalf of the Lenders under this Agreement and the other Loan Documents, and the Customer agrees to customary and reasonable modifications to this Agreement and the other Loan Documents to reflect the duties and responsibilities of such agent, acting on behalf of the Lenders, and multiple Lenders. For the avoidance of doubt, it is understood and agreed that in no event shall the amount of the Commitment, the rate of interest on the Loans, the Maturity Date, the definition of Required Lenders, the representations or warranties of the Customer, the negative covenants or the prepayment provisions of the Agreement be modified in connection with the employment of such administrative agent.

     (c) PARTICIPATIONS. The Lender may, without the consent of the Customer, sell participations to one or more banks or other entities (a “PARTICIPANT”) in all or a portion of the Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans and the Commitment); PROVIDED that (i) the Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Customer shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document. In no event shall the Lender agree with the Participant to take or refrain from taking any action under this Agreement or under any other Loan Document except that the Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (1) increase or extend the term, or extend the time or waive any requirement for the reduction, termination or prepayment, of the Loans, (2) extend the date fixed for the payment of principal of or interest on the Loans, (3) reduce the amount of any such payment of principal or any premium payable hereunder, (4) reduce the rate at which interest is payable on any amount under this Agreement, or reduce any fee or other amount payable to the Participant to a level below the rate at which the Participant is entitled to receive such interest or fee, (5) alter the rights or obligations of the Customer to prepay the Loans, or (6) release any portion of the Collateral or terminate any Lien under the Security Documents prior to the payment in full of the Loan and all amounts required to be paid by the Customer to the Lender under the Loan Documents except as contemplated in the Security Documents.

     (d) LIMITATIONS ON RIGHTS OF PARTICIPANTS. A Participant shall not be entitled to receive any greater payment under Section 2.09 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Customer’s prior written consent.

     SECTION 9.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Customer herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of each Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.09, 2.10 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

     SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof bearing the signature of the Customer, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08. GOVERNING LAW; JURISDICTION; ETC.

     (a) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b) SUBMISSION TO JURISDICTION. The Customer hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Customer or its properties in the courts of any jurisdiction.

     (c) WAIVER OF VENUE. The Customer hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this

Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) SERVICE OF PROCESS. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.10. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.11. CONFIDENTIALITY. Each of the Customer and the Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to the Customer’s and the Lender’s Affiliates and to such Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential), (b) to the extent requested by any regulatory authority or to the extent required by applicable laws or regulations or by any subpoena or similar legal process (PROVIDED, that prompt notice of such requested or required disclosure shall be provided to any other party to this Agreement so as to enable such party to obtain a protective order, confidential treatment or other appropriate remedy), (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (f) with the consent of the Customer or the Lender, as the case may be, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to the Customer or to the Lender on a non-confidential basis from a source other than the Customer or the Lender as the case may be, PROVIDED, that such source is not known to be bound by a confidentiality arrangement or otherwise prohibited from transmitting the Information by a contractual, legal or fiduciary obligation. The Lender hereby acknowledges that it is aware of and shall comply with all applicable United States securities laws that impose restrictions upon any Person who has received material, non-public information concerning the Customer with respect to purchasing or selling securities of the Customer and prohibits such Persons from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such other Person is likely to purchase or sell securities of the Customer. For the purposes of this paragraph, “INFORMATION” means all information (1) received by the Lender from the Customer relating to the Customer or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Customer; and (2) received by the Customer from the Lender relating to the Lender or its business, other than such information that is available to the Customer on a non-confidential basis prior to disclosure by the Lender, PROVIDED that, in the case of information received from either party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SIRIUS SATELLITE RADIO INC.

By: /s/ Patrick Donnelly
Name: Patrick Donnelly
Title: EVP & General Counsel

SPACE SYSTEMS/LORAL, INC.

By: /s/ Richard Mastoloni____________________
Name: Richard Mastoloni
Title: Vice President and Treasurer

By execution below, Satellite CD Radio, Inc.
hereby acknowledges this Agreement and reaffirms
its obligations under its Subsidiary Guarantee, dated
as of May 31, 2006:

SATELLITE CD RADIO, INC.

By: /s/ Patrick Donnelly
Name: Patrick Donnelly
Title: EVP & General Counsel

SCHEDULE I

OTHER VENDOR SATELLITES

None.

SCHEDULE II

MATERIAL SUBSIDIARIES

Satellite CD Radio, Inc.

SCHEDULE III

SUBSIDIARY GUARANTORS

Satellite CD Radio, Inc.

EXHIBIT A

Notice of Borrowing

[INSERT DATE]

To:	Space Systems/Loral, Inc.
[INSERT ADDRESS]

          This Notice of Borrowing is delivered pursuant to Section 2.03 of the Amended and Restated Customer Credit Agreement dated as of [ ], 2007 (as amended, modified or supplemented and in effect from time to time, the “CUSTOMER CREDIT AGREEMENT”) between Sirius Satellite Radio Inc., a Delaware corporation (the “CUSTOMER”), and you, as Lender. Unless otherwise defined herein, capitalized terms used in this Notice of Borrowing have the meanings given to them (whether by reference to another document or otherwise) in the Customer Credit Agreement.

          This Notice of Borrowing is irrevocable and constitutes a request for a Loan as follows:
1.	Purpose of Loan is to [make Milestone Payment] [reimburse Customer for having made Milestone Payment(s)].
2.	Aggregate amount of the Loan:		$____________
	-	Amount being paid to Satellite Manufacturer
		- FM-5	$____________
		- FM-6	$____________
	-	Aggregate Amount being reimbursed to Customer for
Milestone Payment(s) made on [insert date(s)]
		- FM-5	$____________
		- FM-6	$____________
3.	Date of Loan: ___________ .
4.	Duration of the Interest Period for the Loan: [3 months or a lesser number of months calculated as provided in the definition of LIBOR Rate].

                As contemplated by the Customer Credit Agreement, the Customer certifies that all applicable conditions of Sections 4.01 and 4.02 of the Customer Credit Agreement have been met and that, as at the date of this Notice of Borrowing and the date of the Loan (including after giving effect to the making of the Loan and the intended use thereof):

A-1

     (a) the representations and warranties of the Customer set out in Article III of the Customer Credit Agreement shall be true and correct on and as of the date of the making of the Loan;

     (b) no Default or Event of Default shall have occurred and be continuing. The Customer further confirms and certifies to the Lender that the proceeds of the requested Loan will be used solely for the purposes specified and permitted by the Customer Credit Agreement;

     (c) each of the conditions specified in Section 4.02(a), (d), and (e) of the Customer Credit Agreement have been fulfilled; and

     (d) when the amount of the requested Loan is added to the aggregate principal amount of all Loans theretofore made to the Customer, the aggregate principal amount of the Loans shall not exceed the Commitment then in effect.

Very truly yours, SIRIUS SATELLITE RADIO INC.
By:
Name:
Title:

A-2

EXHIBIT B

Opinions of New York and Delaware Counsel to the Customer and the Subsidiary Guarantors

[Intentionally omitted]

EXHIBIT C

Security Agreement

AMENDED AND RESTATED Security Agreement

          This AMENDED AND RESTATED SECURITY AGREEMENT, dated as of July 30, 2007 (as amended, modified or supplemented from time to time, this “Agreement”), between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the “Customer”), and SPACE SYSTEMS/LORAL, INC., a Delaware corporation (“SS/L”), as Lender under the Customer Credit Agreement (as defined below) (the “Initial Lender”) for the benefit of itself and any other Person that becomes a Lender (as defined in the Customer Credit Agreement) under the Customer Credit Agreement pursuant to Section 9.04 thereof after the date hereof (the Initial Lender, together with the other Lenders and their respective successors and assigns being collectively the “Secured Party”).

          WHEREAS, the Customer and SS/L entered into that certain Satellite Purchase Agreement, dated as of May 31, 2006 (the “Original Satellite Purchase Agreement”), relating to the construction and sale of the FM-5 Satellite (as defined therein);

          WHEREAS, in connection with the Original Satellite Purchase Agreement, the Customer and the Initial lender entered into that certain Customer Credit Agreement, dated as of May 31, 2006 (the “Original Customer Credit Agreement”), relating to the financing of a portion of the purchase price for the FM-5 Satellite;

          WHEREAS, to secure the Customer’s obligations under the Original Customer Credit Agreement, the Customer and the Secured Party entered into that certain Security Agreement, dated as of May 31, 2006 (the “Original Security Agreement”);

          WHEREAS, the Customer and SS/L propose to enter into that certain Amended and Restated Satellite Purchase Agreement, dated as of July 23, 2007 (as such agreement may be amended, modified or supplemented from time to time, the “Satellite Purchase Agreement”), providing, subject to the terms and conditions thereof, for the construction and sale of the FM-6 Satellite (as defined therein and, together with the FM-5 Satellite, the “Satellites”);

          WHEREAS, in connection with the Satellite Purchase Agreement, the Customer has requested that the Initial Lender finance a portion of the purchase price for each Satellite pursuant to the terms and conditions of that certain Amended and Restated Customer Credit Agreement, dated as of July 30, 2007 (as such agreement may be amended, modified or supplemented from time to time, the “Customer Credit Agreement”), providing, subject to the terms and conditions thereof, for the extension of credit in respect of the Satellites to be made by the Initial Lender to the Customer in an aggregate principal amount not exceeding $100,000,000; and

          WHEREAS, in connection with the amendment and restatement of the Original Customer Credit Agreement, as described above, the parties desire to renew, amend and restate the Original Security Agreement in its entirety in accordance with the terms hereof to add collateral in respect of the FM-6 Satellite and to provide that all Liens and security interests (the

“Existing Security Interests”) in respect of the FM-5 Satellite currently securing the indebtedness and obligations under the Original Customer Credit Agreement, including those under the Original Security Agreement, shall continue and be reaffirmed, all as security for the Obligations of the Customer under the Customer Credit Agreement and the other Loan Documents;

          NOW, THEREFORE, to induce the Secured Party to enter into the Customer Credit Agreement and in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Customer has agreed to grant a security interest in the FM-6 Collateral (as hereinafter defined) and to continue and reaffirm the Existing Security Interests in the FM-5 Collateral (as hereinafter defined), all as security for the Obligations (as so defined). Accordingly, the parties hereto agree as follows:

          ARTICLE X.DEFINITIONS. ALL CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITIONS SHALL HAVE THE RESPECTIVE MEANINGS PROVIDED THEREFOR IN THE CUSTOMER CREDIT AGREEMENT EXCEPT THE FOLLOWING TERMS SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE SATELLITE PURCHASE AGREEMENT: “FM-5 DATA AND DOCUMENTATION”, “FM-5 DELIVERABLE ITEMS”, “FM-5 DELIVERABLE SERVICES”, “FM-5 DSS”, “FM-5 INTELLECTUAL PROPERTY”, “FM-5 WORK-IN-PROGRESS”, FM-6 DATA AND DOCUMENTATION”, “FM-6 DELIVERABLE ITEMS”, “FM-6 DELIVERABLE SERVICES”, “FM-6 DSS”, “FM-6 INTELLECTUAL PROPERTY”, “FM-6 WORK-IN-PROGRESS” AND “SCE ELEMENTS”. ALL TERMS DEFINED IN THE UNIFORM COMMERCIAL CODE OF THE STATE OF NEW YORK (AS IN EFFECT FROM TIME TO TIME, THE “UCC”) AND USED HEREIN SHALL HAVE THE SAME DEFINITIONS HEREIN AS SPECIFIED THEREIN. THE TERM “STATE” MEANS THE STATE OF NEW YORK. THE TERMS “AGREEMENT”, “CUSTOMER”, “SS/L”, “INITIAL LENDER”, “SECURED PARTY”, “ORIGINAL SATELLITE PURCHASE AGREEMENT”, “ORIGINAL CUSTOMER CREDIT AGREEMENT”, “ORIGINAL SECURITY AGREEMENT”, “SATELLITE PURCHASE AGREEMENT”, “SATELLITES”, “CUSTOMER CREDIT AGREEMENT”, AND “EXISTING SECURITY INTERESTS” SHALL HAVE THE RESPECTIVE MEANINGS GIVEN TO SUCH TERMS IN THE INTRODUCTORY PARAGRAPHS HERETO. “COLLATERAL”, “DELIVERABLE ITEMS”, “INTELLECTUAL PROPERTY RIGHTS” AND “WORK-IN-PROGRESS” SHALL HAVE THE RESPECTIVE MEANINGS GIVEN TO SUCH TERMS IN SECTION 2 HEREOF.

          ARTICLE XI.SECURITY INTERESTS.

          SECTION 11.01. Reaffirmation of Existing Security Interests. The Customer hereby continues and reaffirms in its entirety the grant previously made by it in the original Security Agreement to the Secured Party, to secure the payment and performance in full of all of the Obligations of the Customer in respect of the Loans and the Loan Documents, of a security interest in the Customer’s right, title and interest in, to and under the following properties, assets and rights of the Customer, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “FM-5 Collateral”):

          A.     ALL FM-5 WORK-IN-PROGRESS;

          B.     ALL RIGHTS OF THE CUSTOMER UNDER THE SATELLITE PURCHASE AGREEMENT IN RESPECT OF THE FM-5 SATELLITE INCLUDING, BUT NOT LIMITED TO, ITS RIGHTS IN AND TO THE FM-5 SATELLITE, THE FM-5 DYNAMIC SATELLITE SIMULATOR, THE FM-5 DATA AND DOCUMENTATION, ALL OTHER FM-5 DELIVERABLE ITEMS AND FM-5 DELIVERABLE SERVICES UNDER THE SATELLITE PURCHASE AGREEMENT, ALL FM-5 INTELLECTUAL PROPERTY AND THE SCE ELEMENTS;

          C.      all insurance proceeds relating to the foregoing and all rights under any insurance policies relating to the foregoing; and

          D.      all Proceeds (as defined in the UCC), products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to the foregoing.

          SECTION 11.02. Grant of Additional Security Interest. The Customer hereby grants to the Secured Party, to secure the payment and performance in full of all of the Obligations of the Customer in respect of the Loans and the Loan Documents, a security interest in the Customer’s right, title and interest in, to and under the following properties, assets and rights of the Customer, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “FM-6 Collateral, and, together with the FM-5 Collateral, the “Collateral”):

          A.      ALL FM-6 WORK-IN-PROGRESS (THE FM-6 WORK-IN-PROGRESS, TOGETHER WITH THE FM-5 WORK-IN-PROGRESS, BEING HEREINAFTER CALLED THE “WORK-IN-PROGRESS”);

          B.      ALL RIGHTS OF THE CUSTOMER UNDER THE SATELLITE PURCHASE AGREEMENT IN RESPECT OF THE FM-6 SATELLITE INCLUDING, BUT NOT LIMITED TO, ITS RIGHTS IN AND TO THE FM-6 SATELLITE, THE FM-6 DYNAMIC SATELLITE SIMULATOR, THE FM-6 DATA AND DOCUMENTATION, ALL OTHER FM-6 DELIVERABLE ITEMS (THE FM-6 DELIVERABLE ITEMS, TOGETHER WITH THE FM-6 DELIVERABLE ITEMS BEING HEREINAFTER CALLED THE “DELIVERABLE ITEMS”) AND FM-6 DELIVERABLE SERVICES UNDER THE SATELLITE PURCHASE AGREEMENT AND ALL FM-6 INTELLECTUAL PROPERTY (THE FM-6 INTELLECTUAL PROPERTY, TOGETHER WITH THE FM-5 INTELLECTUAL PROPERTY, BEING HEREINAFTER CALLED THE “INTELLECTUAL PROPERTY”) ;

          C.      all insurance proceeds relating to the foregoing and all rights under any insurance policies relating to the foregoing; and

          D.      all Proceeds (as defined in the UCC), products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to the foregoing.

          ARTICLE XII.AUTHORIZATION TO FILE FINANCING STATEMENTS. THE CUSTOMER HEREBY IRREVOCABLY AUTHORIZES THE SECURED PARTY AT ANY TIME AND FROM TIME TO TIME TO FILE IN ANY FILING OFFICE IN ANY UNIFORM COMMERCIAL CODE JURISDICTION ANY INITIAL FINANCING STATEMENTS AND AMENDMENTS THERETO THAT (A) INDICATE THE COLLATERAL, REGARDLESS OF WHETHER ANY PARTICULAR ASSET COMPRISED IN THE COLLATERAL FALLS WITHIN THE SCOPE OF ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE OF THE STATE OR SUCH JURISDICTION; PROVIDED, HOWEVER, THAT ANY SUCH DESCRIPTION OF COLLATERAL IN ANY FINANCING STATEMENT SHALL NOT HAVE AN “ALL ASSETS” COLLATERAL DESCRIPTION OTHER THAN TO THE EXTENT CONSTITUTING PROCEEDS OF THE COLLATERAL, AND (B) PROVIDE ANY OTHER INFORMATION REQUIRED BY PART 5 OF ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE OF THE STATE, OR SUCH OTHER JURISDICTION, FOR THE SUFFICIENCY OR FILING OFFICE ACCEPTANCE OF ANY FINANCING STATEMENT OR AMENDMENT, INCLUDING (I) WHETHER THE CUSTOMER IS AN ORGANIZATION, THE TYPE OF ORGANIZATION AND ANY ORGANIZATIONAL IDENTIFICATION NUMBER ISSUED TO THE CUSTOMER AND (II) IN THE CASE OF A FINANCING STATEMENT FILED AS A FIXTURE FILING, A SUFFICIENT DESCRIPTION OF REAL PROPERTY TO WHICH THE COLLATERAL RELATES. THE CUSTOMER AGREES TO FURNISH ANY SUCH INFORMATION TO THE SECURED PARTY PROMPTLY UPON THE SECURED PARTY’S REASONABLE REQUEST. THE CUSTOMER ALSO RATIFIES ITS AUTHORIZATION FOR THE SECURED PARTY TO HAVE FILED IN ANY UNIFORM COMMERCIAL CODE JURISDICTION ANY LIKE INITIAL FINANCING STATEMENTS OR AMENDMENTS THERETO IF FILED PRIOR TO THE DATE HEREOF.

          ARTICLE XIII.OTHER ACTIONS. TO FURTHER THE ATTACHMENT, PERFECTION AND FIRST PRIORITY OF, AND THE ABILITY OF THE SECURED PARTY TO ENFORCE, THE SECURED PARTY’S SECURITY INTERESTS IN THE COLLATERAL, AND WITHOUT LIMITATION ON THE CUSTOMER’S OTHER OBLIGATIONS IN THIS AGREEMENT, THE CUSTOMER AGREES, IN EACH CASE AT THE CUSTOMER’S EXPENSE, TO TAKE ANY AND ALL ACTIONS THE SECURED PARTY MAY REASONABLY DETERMINE TO BE NECESSARY OR ADVISABLE FOR THE ATTACHMENT, PERFECTION AND FIRST PRIORITY OF, AND THE ABILITY OF THE SECURED PARTY TO ENFORCE, THE SECURED PARTY’S SECURITY INTERESTS IN ANY AND ALL OF THE COLLATERAL, INCLUDING WITHOUT LIMITATION THE EXECUTION AND FILING OF INTELLECTUAL PROPERTY SECURITY AGREEMENTS, THE NOTATION IN ITS CORPORATE RECORDS OF THE SECURITY INTEREST THE SECURED PARTY HAS IN THE COLLATERAL AND, IN THE EVENT THAT THE PROTOCOL OF SPACE ASSETS TO THE CAPETOWN CONVENTION ON MOBILE GOODS IS RATIFIED BY THE UNITED STATES AND BECOMES EFFECTIVE, THE CUSTOMER SHALL TAKE ALL ACTION REQUIRED THEREUNDER TO PROTECT AND PRESERVE THE SECURITY INTERESTS OF THE SECURED PARTY HEREUNDER.

          ARTICLE XIV.REPRESENTATIONS AND WARRANTIES CONCERNING CUSTOMER’S LEGAL STATUS. THE CUSTOMER REPRESENTS AND WARRANTS TO

THE SECURED PARTY AS FOLLOWS: (A) THE CUSTOMER’S EXACT LEGAL NAME IS SIRIUS SATELLITE RADIO INC., (B) THE CUSTOMER IS A DELAWARE CORPORATION, (C) THE CUSTOMER’S ORGANIZATIONAL IDENTIFICATION NUMBER IS 52-1700207, (D) THE CUSTOMER’S NAME HAS NOT CHANGED SINCE JANUARY 1, 2003.

          ARTICLE XV.COVENANTS CONCERNING CUSTOMER’S LEGAL STATUS. THE CUSTOMER COVENANTS WITH THE SECURED PARTY THAT WITHOUT AT LEAST 30 DAYS PRIOR WRITTEN NOTICE IT WILL NOT: (A) CHANGE ITS NAME, OR (B) ITS TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION OR OTHER LEGAL STRUCTURE.

          ARTICLE XVI.REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL, ETC. THE CUSTOMER FURTHER REPRESENTS AND WARRANTS TO THE SECURED PARTY AS FOLLOWS: (A) THE CUSTOMER IS THE LEGAL OWNER OF THE SATELLITE PURCHASE AGREEMENT AND, SUBJECT TO THE TERMS AND CONDITIONS OF THE SATELLITE PURCHASE AGREEMENT, IS (WITH RESPECT TO THE FM-5 COLLATERAL) OR WILL HEREAFTER BECOME (WITH RESPECT TO THE FM-6 COLLATERAL) THE LEGAL OWNER OF, OR OTHERWISE ACQUIRE RIGHTS OR THE POWER TO TRANSFER RIGHTS IN, THE WORK-IN-PROGRESS AND THE DELIVERABLE ITEMS, ALL OF WHICH ARE FREE FROM ANY RIGHT OR CLAIM OF ANY PERSON OR ANY ADVERSE LIEN, SECURITY INTEREST OR OTHER ENCUMBRANCE, EXCEPT FOR THE SECURITY INTERESTS CREATED BY OR REAFFIRMED UNDER THIS AGREEMENT AND ANY COLLATERAL PERMITTED LIENS, AND THE CUSTOMER HAS NOT SOLD, PLEDGED OR OTHERWISE ENCUMBERED THE COLLATERAL (OTHER THAN THE SECURITY INTERESTS GRANTED HEREBY OR REAFFIRMED HEREUNDER AND ANY COLLATERAL PERMITTED LIENS), (B) EACH OF THE SECURITY INTERESTS PURPORTED TO BE GRANTED HEREBY OR REAFFIRMED HEREUNDER CONSTITUTES A FIRST PRIORITY PERFECTED SECURITY INTEREST IN THE COLLATERAL (OTHER THAN COLLATERAL PERMITTED LIENS); (C) THERE ARE NO SECURITY INTERESTS OR ENCUMBRANCES OF ANY KIND ON THE COLLATERAL OTHER THAN COLLATERAL PERMITTED LIENS AND (D) NO FILINGS, OTHER THAN THE FILING OF A UCC-1 FINANCING STATEMENT IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE IN RESPECT OF THE FM-6 COLLATERAL ARE NECESSARY TO PERFECT THE SECURITY INTERESTS IN THE COLLATERAL PURPORTED TO BE CREATED BY OR REAFFIRMED UNDER THIS AGREEMENT; NOR IS ANY AUTHORIZATION, APPROVAL OR OTHER ACTION BY, OR NOTICE TO OR OTHER FILING WITH, ANY GOVERNMENTAL AUTHORITY REQUIRED FOR EITHER (I) THE PLEDGE, REAFFIRMATION OR PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL OR (II) THE EXERCISE BY THE SECURED PARTY OF ANY RIGHTS OR REMEDIES IN RESPECT OF THE COLLATERAL (WHETHER SPECIFICALLY GRANTED, CREATED OR REAFFIRMED HEREUNDER OR PROVIDED BY APPLICABLE LAW) OTHER THAN FILINGS UNDER FEDERAL STATUTES IN RESPECT OF INTELLECTUAL PROPERTY, FILINGS TO PERFECT SECURITY INTERESTS UNDER LAWS OUTSIDE THE UNITED STATES, AND ANY ACTIONS IN

CONNECTION WITH ENFORCEMENT RIGHTS REQUIRED UNDER APPLICABLE EXPORT RESTRICTIONS AND SECURITY REGULATIONS.

          ARTICLE XVII.COVENANTS CONCERNING COLLATERAL, ETC. THE CUSTOMER FURTHER COVENANTS WITH THE SECURED PARTY AS FOLLOWS: (A) EXCEPT FOR THE RIGHTS OF SS/L, THE SECURITY INTERESTS HEREIN GRANTED OR REAFFIRMED AND COLLATERAL PERMITTED LIENS, THE CUSTOMER SHALL BE THE LEGAL OWNER OF THE COLLATERAL FREE FROM ANY RIGHT OR CLAIM OF ANY OTHER PERSON, LIEN, SECURITY INTEREST OR OTHER ENCUMBRANCE OF ANY KIND, AND THE CUSTOMER AT ITS COST AND EXPENSE SHALL DEFEND THE SAME AGAINST ALL CLAIMS AND DEMANDS OF ALL PERSONS AT ANY TIME CLAIMING THE SAME OR ANY INTERESTS THEREIN ADVERSE TO THE SECURED PARTY, (B) THE CUSTOMER SHALL NOT PLEDGE, MORTGAGE OR CREATE, OR SUFFER TO EXIST ANY RIGHT OF ANY PERSON IN OR CLAIM BY ANY PERSON TO THE COLLATERAL OR ANY PORTION THEREOF OR INTEREST THEREIN, OR ANY SECURITY INTEREST, LIEN OR ENCUMBRANCE IN THE COLLATERAL OR ANY PORTION THEREOF OR INTEREST THEREIN IN FAVOR OF ANY PERSON, OTHER THAN THE SECURED PARTY AND ANY PERSON GRANTED A COLLATERAL PERMITTED LIEN, (C) THE CUSTOMER WILL NOT ASSIGN, LEASE, TRANSFER, SELL OR OTHERWISE DISPOSE, OR ENTER INTO A CONTRACT OR OFFER TO ASSIGN, LEASE, TRANSFER, SELL OR OTHERWISE DISPOSE, OF THE COLLATERAL AND (D) THE CUSTOMER WILL GIVE PROMPT WRITTEN NOTICE TO THE SECURED PARTY (IN NO EVENT LATER THAN 10 DAYS AFTER THE OCCURRENCE OF SUCH CHANGE) OF ANY CHANGE IN THE INFORMATION SET FORTH IN SECTION 5 AND IN SECTION 7 AND, PROMPTLY AFTER REQUEST THEREFOR, ANY OTHER INFORMATION REASONABLY REQUESTED BY THE SECURED PARTY TO PERFECT OR CONTINUE THE PERFECTION OF THE SECURITY INTEREST PURPORTED TO BE CREATED BY OR REAFFIRMED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION PROVIDING TO THE SECURED PARTY A COPY OF EACH WRITTEN INVENTORY DESCRIBING THE WORK-IN-PROGRESS RECEIVED BY THE CUSTOMER UNDER SECTION 24.11(E) OF THE SATELLITE PURCHASE AGREEMENT.

          ARTICLE XVIII.TERMINATION.

          SECTION 18.01. Partial Termination. Upon full and indefeasible payment in cash of the amount of all Loans, the proceeds of which were applied to make Milestone Payments in respect of either the FM-5 Satellite or the FM-6 Satellite (or to reimburse the Customer for having made such Milestone Payments) in accordance with Section 2.06(a) or (b) of the Customer Credit Agreement, the security interest on the FM-5 Collateral or the FM-6 Collateral, as applicable, shall terminate. Upon the request and at the expense of the Customer, the Secured Party will either authorize the Customer to or it will execute any documents reasonably requested by the Customer to release of record any security interest in the FM-5 Collateral or the FM-6 Collateral, as applicable, created by or reaffirmed under this Agreement. Any execution and delivery of documents pursuant to this Section 9.1 shall be without recourse to or warranty by the Secured Party. If expenses will be or are incurred by the Secured Party, the Customer shall pay in advance or, at the option of the Secured Party, reimburse the Secured

Party upon demand for all costs and out of pocket expenses, including the fees, charges and disbursements of counsel, in connection with any action under this Section 9.1.

          SECTION 18.02. Full Termination. Upon full and indefeasible payment in cash of all Obligations (other than any contingent indemnity obligations not due and payable at the time all other Obligations have been discharged) and the termination of the Commitment of the Lender to extend credit under the Customer Credit Agreement, the security interests on all the Collateral shall terminate. Upon the request and at the expense of the Customer, the Secured Party will either authorize the Customer to or it will execute any documents reasonably requested by the Customer to release of record any security interest in the Collateral created by or reaffirmed under this Agreement. Any execution and delivery of documents pursuant to this Section 9.2 shall be without recourse to or warranty by the Secured Party. If expenses will be or are incurred by the Secured Party, the Customer shall pay in advance or, at the option of the Secured Party, reimburse the Secured Party upon demand for all costs and out of pocket expenses, including the fees, charges and disbursements of counsel, in connection with any action under this Section 9.2.

          ARTICLE XIX.COLLATERAL PROTECTION EXPENSES; PRESERVATION OF COLLATERAL.

          SECTION 19.01. Expenses Incurred by Secured Party. In the Secured Party’s reasonable discretion, if the Customer fails to do so after written notice and 30 days to cure, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums. The Customer agrees to reimburse the Secured Party within 5 Business Days of demand for all expenditures so made and until such reimbursement is made by the Customer such amounts owed shall be a debt secured by the Collateral and shall bear interest in accordance with Section 19 hereof. The Secured Party shall have no obligation to the Customer to make any such expenditures, nor shall the making thereof be construed as the waiver or cure of any Event of Default.

          SECTION 19.02. Secured Party’s Obligations and Duties. Anything herein to the contrary notwithstanding, the Customer shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Customer thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of the Customer under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Party or to which the Secured Party may be entitled at any time or times. The Secured Party’s sole duty as a Secured Party with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC of the State or otherwise, shall be to deal with such Collateral in the same manner as the Secured Party deals with similar property for its own account; provided, however, that nothing in this

Agreement shall be construed to limit in any way the obligations of SS/L under the Satellite Purchase Agreement.

          ARTICLE XX.SECURITIES AND DEPOSITS. THE SECURED PARTY MAY AT ANY TIME FOLLOWING AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND NOTICE TO THE CUSTOMER, AT ITS OPTION, TRANSFER TO ITSELF OR ANY NOMINEE ANY SECURITIES CONSTITUTING COLLATERAL, RECEIVE ANY INCOME THEREON AND HOLD SUCH INCOME AS ADDITIONAL COLLATERAL OR APPLY IT TO THE OBLIGATIONS. WHETHER OR NOT ANY OBLIGATIONS ARE DUE, THE SECURED PARTY (OTHER THAN SS/L, SOLELY IN ITS CAPACITY AS THE SATELLITE MANUFACTURER, OR ITS AFFILIATES) MAY FOLLOWING AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT DEMAND, SUE FOR, COLLECT, OR MAKE ANY SETTLEMENT OR COMPROMISE WHICH IT DEEMS DESIRABLE WITH RESPECT TO ANY SECURITIES CONSTITUTING THE COLLATERAL. REGARDLESS OF THE ADEQUACY OF SUCH COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, ANY DEPOSITS OR OTHER SUMS AT ANY TIME CREDITED BY OR DUE FROM THE SECURED PARTY TO THE CUSTOMER MAY AT ANY TIME BE APPLIED TO OR SET OFF AGAINST ANY OF THE OBLIGATIONS.

          ARTICLE XXI.POWER OF ATTORNEY.

          SECTION 21.01. Appointment and Powers of Secured Party.

          (a) Subject to clause (b) hereof, the Customer hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Customer or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Customer, upon the occurrence and during the continuance of an Event of Default and notice to the Customer, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the UCC and other applicable law, including the Communications Act of 1934, as amended (the “Communications Act”), and the rules and regulations promulgated by the Federal Communications Commission thereunder, and as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Customer’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interests therein, in order to effect the intent of this Agreement, all at least as fully and effectively as the Customer might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state, local or other agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Customer (if such notice is required by law), the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Secured Party so elects, with a view to causing the liquidation of assets of the issuer of any such securities, and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral.

          (b) Notwithstanding clause (a) above, unless an Event of Default has occurred and is continuing, the Secured Party shall not exercise its rights under such power of attorney unless it firsts requests the Customer to take such action and the Customer shall have failed to do so within 30 days of any such request.

          SECTION 21.02. Ratification by Customer. To the extent permitted by law, the Customer hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

          SECTION 21.03. No Duty on Secured Party. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Customer for any act or failure to act, except for the Secured Party’s own gross negligence or willful misconduct.

          ARTICLE XXII.RIGHTS AND REMEDIES.

          (a) If an Event of Default shall have occurred and be continuing, the Secured Party, without any other notice to or demand upon the Customer shall have (in addition to all other rights and remedies provided herein or by law) the rights and remedies specified in any jurisdiction in which enforcement hereof is sought of a secured party under the UCC and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral (subject to applicable export control restrictions and security regulations), and for that purpose the Secured Party may, so far as the Customer can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Secured Party may in its reasonable discretion require the Customer to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Customer’s principal office(s) or at such other locations as the Secured Party may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Party shall give to the Customer at least 10 Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Customer hereby acknowledges that 10 Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Customer waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Secured Party’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

          (b) If the Proceeds of sale, collection or other realization of or upon the Collateral are insufficient to cover the Obligations, the Customer shall remain liable for any deficiency. The Secured Party shall not incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner and otherwise in compliance with the UCC and applicable export control restrictions. The Customer hereby waives any claims against the Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations even if the Secured Party accepts the first offer received and does not offer the Collateral to more than one offeree, so long as the sale was conducted in a commercially reasonable manner. The Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent any portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or subject of widely distributed standard price quotations,) sale in accordance with the UCC, and the Secured Party shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any part of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Secured Party at such sale. The Secured Party may sell the Collateral without giving any warranties as to the Collateral and may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

          ARTICLE XXIII.STANDARDS FOR EXERCISING RIGHTS AND REMEDIES. TO THE EXTENT THAT APPLICABLE LAW IMPOSES DUTIES ON THE SECURED PARTY TO EXERCISE REMEDIES IN A COMMERCIALLY REASONABLE MANNER, THE CUSTOMER ACKNOWLEDGES AND AGREES THAT IT IS NOT COMMERCIALLY UNREASONABLE FOR THE SECURED PARTY (A) TO FAIL TO INCUR EXPENSES REASONABLY DEEMED SIGNIFICANT BY THE SECURED PARTY TO PREPARE COLLATERAL FOR DISPOSITION OR OTHERWISE TO FAIL TO COMPLETE RAW MATERIAL OR WORK-IN-PROGRESS INTO FINISHED GOODS OR OTHER FINISHED PRODUCTS FOR DISPOSITION, (B) TO FAIL TO OBTAIN THIRD PARTY CONSENTS FOR ACCESS TO COLLATERAL TO BE DISPOSED OF, OR TO OBTAIN OR, IF NOT REQUIRED BY OTHER LAW, TO FAIL TO OBTAIN GOVERNMENTAL OR THIRD PARTY CONSENTS FOR THE COLLECTION OR DISPOSITION OF COLLATERAL TO BE COLLECTED OR DISPOSED OF, (C) TO FAIL TO EXERCISE COLLECTION REMEDIES AGAINST ACCOUNT CUSTOMERS OR OTHER PERSONS OBLIGATED ON COLLATERAL OR TO FAIL TO REMOVE LIENS OR ENCUMBRANCES ON OR ANY ADVERSE CLAIMS AGAINST COLLATERAL, (D) TO EXERCISE COLLECTION REMEDIES AGAINST ACCOUNT CUSTOMERS AND OTHER PERSONS OBLIGATED ON COLLATERAL DIRECTLY OR THROUGH THE USE OF COLLECTION AGENCIES AND OTHER COLLECTION SPECIALISTS, (E) TO CONTACT OTHER PERSONS, WHETHER OR NOT IN THE SAME BUSINESS AS THE CUSTOMER, FOR EXPRESSIONS OF INTEREST IN ACQUIRING ALL OR ANY PORTION OF THE COLLATERAL, (F) TO HIRE ONE OR MORE PROFESSIONAL AUCTIONEERS TO ASSIST IN THE DISPOSITION OF COLLATERAL, WHETHER OR NOT THE COLLATERAL IS OF A SPECIALIZED NATURE, (G) TO DISPOSE OF ASSETS IN WHOLESALE RATHER THAN RETAIL MARKETS, (H) TO DISCLAIM DISPOSITION WARRANTIES, (I) AFTER AN EVENT OF DEFAULT, TO PURCHASE INSURANCE OR CREDIT ENHANCEMENTS TO INSURE THE SECURED PARTY AGAINST RISKS OF LOSS, COLLECTION OR DISPOSITION OF COLLATERAL OR TO PROVIDE TO THE SECURED PARTY A GUARANTEED RETURN FROM THE COLLECTION OR

DISPOSITION OF COLLATERAL, OR (J) TO THE EXTENT DEEMED APPROPRIATE BY THE SECURED PARTY, TO OBTAIN THE SERVICES OF OTHER BROKERS, INVESTMENT BANKERS, CONSULTANTS AND OTHER PROFESSIONALS TO ASSIST THE SECURED PARTY IN THE COLLECTION OR DISPOSITION OF ANY OF THE COLLATERAL. THE CUSTOMER ACKNOWLEDGES THAT THE PURPOSE OF THIS SECTION 14 IS TO PROVIDE NON-EXHAUSTIVE INDICATIONS OF WHAT ACTIONS OR OMISSIONS BY THE SECURED PARTY WOULD FULFILL THE SECURED PARTY’S DUTIES UNDER THE UCC OR OTHER LAW OF THE STATE OR ANY OTHER RELEVANT JURISDICTION IN THE SECURED PARTY’S EXERCISE OF REMEDIES AGAINST THE COLLATERAL AND THAT OTHER ACTIONS OR OMISSIONS BY THE SECURED PARTY SHALL NOT BE DEEMED TO FAIL TO FULFILL SUCH DUTIES SOLELY ON ACCOUNT OF NOT BEING INDICATED IN THIS SECTION 14. WITHOUT LIMITATION UPON THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 14 SHALL BE CONSTRUED TO GRANT ANY RIGHTS TO THE CUSTOMER OR TO IMPOSE ANY DUTIES ON THE SECURED PARTY THAT WOULD NOT HAVE BEEN GRANTED OR IMPOSED BY THIS AGREEMENT OR BY APPLICABLE LAW IN THE ABSENCE OF THIS SECTION 14.

          ARTICLE XXIV.NO WAIVER BY SECURED PARTY, ETC. THE SECURED PARTY SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS OR REMEDIES IN RESPECT OF THE OBLIGATIONS OR THE COLLATERAL UNLESS SUCH WAIVER SHALL BE IN WRITING AND SIGNED BY THE SECURED PARTY. NO DELAY OR OMISSION ON THE PART OF THE SECURED PARTY IN EXERCISING ANY RIGHT OR REMEDY SHALL OPERATE AS A WAIVER OF SUCH RIGHT OR REMEDY OR ANY OTHER RIGHT OR REMEDY. A WAIVER ON ANY ONE OCCASION SHALL NOT BE CONSTRUED AS A BAR TO OR WAIVER OF ANY RIGHT OR REMEDY ON ANY FUTURE OCCASION. ALL RIGHTS AND REMEDIES OF THE SECURED PARTY WITH RESPECT TO THE OBLIGATIONS OR THE COLLATERAL, WHETHER EVIDENCED HEREBY OR BY ANY OTHER INSTRUMENT OR PAPERS, SHALL BE CUMULATIVE AND MAY BE EXERCISED SINGULARLY, ALTERNATIVELY, SUCCESSIVELY OR CONCURRENTLY AT SUCH TIME OR AT SUCH TIMES AS THE SECURED PARTY DEEMS EXPEDIENT.

          ARTICLE XXV.WAIVERS BY CUSTOMER. THE SECURED PARTY SHALL HAVE NO DUTY AS TO THE COLLECTION OR PROTECTION OF THE COLLATERAL OR ANY INCOME THEREFROM, THE PRESERVATION OF RIGHTS AGAINST PRIOR PARTIES, OR THE PRESERVATION OF ANY RIGHTS PERTAINING THERETO BEYOND THE SAFE CUSTODY THEREOF AS SET FORTH IN SECTION 10.2.

          ARTICLE XXVI.MARSHALLING. THE SECURED PARTY SHALL NOT BE REQUIRED TO MARSHAL ANY PRESENT OR FUTURE COLLATERAL SECURITY (INCLUDING BUT NOT LIMITED TO THE COLLATERAL) FOR, OR OTHER ASSURANCES OF PAYMENT OF, THE OBLIGATIONS OR ANY OF THEM OR TO RESORT TO SUCH COLLATERAL SECURITY OR OTHER ASSURANCES OF PAYMENT IN ANY PARTICULAR ORDER, AND ALL OF ITS RIGHTS AND REMEDIES HEREUNDER AND IN RESPECT OF SUCH COLLATERAL SECURITY AND OTHER ASSURANCES OF PAYMENT SHALL BE CUMULATIVE AND IN ADDITION TO ALL

OTHER RIGHTS AND REMEDIES, HOWEVER EXISTING OR ARISING. TO THE EXTENT THAT IT LAWFULLY MAY, THE CUSTOMER HEREBY AGREES THAT IT WILL NOT INVOKE ANY LAW RELATING TO THE MARSHALLING OF COLLATERAL WHICH MIGHT CAUSE DELAY IN OR IMPEDE THE ENFORCEMENT OF THE SECURED PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR UNDER ANY OTHER INSTRUMENT CREATING OR EVIDENCING ANY OF THE OBLIGATIONS OR UNDER WHICH ANY OF THE OBLIGATIONS IS OUTSTANDING OR BY WHICH ANY OF THE OBLIGATIONS IS SECURED OR PAYMENT THEREOF IS OTHERWISE ASSURED, AND, TO THE EXTENT THAT IT LAWFULLY MAY, THE CUSTOMER HEREBY IRREVOCABLY WAIVES THE BENEFITS OF ALL SUCH LAWS.

          ARTICLE XXVII.PROCEEDS OF DISPOSITIONS; EXPENSES. THE CUSTOMER AGREES TO PAY TO THE SECURED PARTY ON DEMAND ANY AND ALL REASONABLE EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED OR PAID BY THE SECURED PARTY IN PROTECTING, PRESERVING OR ENFORCING THE SECURED PARTY’S RIGHTS AND REMEDIES UNDER OR IN RESPECT OF ANY OF THE OBLIGATIONS OR ANY OF THE COLLATERAL. AFTER DEDUCTING ALL OF SAID EXPENSES, THE RESIDUE OF ANY PROCEEDS OF COLLECTION OR SALE OR OTHER DISPOSITION OF THE COLLATERAL SHALL, TO THE EXTENT ACTUALLY RECEIVED IN CASH, BE APPLIED TO THE PAYMENT OF THE OBLIGATIONS IN SUCH ORDER OR PREFERENCE AS THE SECURED PARTY MAY DETERMINE, PROPER ALLOWANCE AND PROVISION BEING MADE FOR ANY OBLIGATIONS NOT THEN DUE. UPON THE FINAL PAYMENT AND SATISFACTION IN FULL OF ALL OF THE OBLIGATIONS (OTHER THAN ANY CONTINGENT INDEMNITY OBLIGATIONS NOT DUE AND PAYABLE AT THE TIME ALL OTHER OBLIGATIONS HAVE BEEN DISCHARGED) AND THE TERMINATION OF THE COMMITMENT TO PROVIDE LOANS UNDER THE CUSTOMER CREDIT AGREEMENT AND AFTER MAKING ANY PAYMENTS REQUIRED BY SECTIONS 9-608(A)(1)(C) OR 9-615(A)(3) OF THE UCC OF THE STATE, ANY EXCESS SHALL BE RETURNED TO THE CUSTOMER. IN THE ABSENCE OF FINAL PAYMENT AND SATISFACTION IN FULL OF ALL OF THE OBLIGATIONS, THE CUSTOMER SHALL REMAIN LIABLE FOR ANY DEFICIENCY.

          ARTICLE XXVIII.OVERDUE AMOUNTS. UNTIL PAID, ALL AMOUNTS DUE AND PAYABLE BY THE CUSTOMER HEREUNDER SHALL BE A DEBT SECURED BY THE COLLATERAL AND SHALL BEAR, WHETHER BEFORE OR AFTER JUDGMENT, INTEREST AT THE RATE OF INTEREST PER ANNUM SET FORTH IN THE CUSTOMER CREDIT AGREEMENT.

          ARTICLE XXIX.COLLATERAL SUBJECT TO COMMUNICATIONS ACT. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, ANY FORECLOSURE ON, SALE, TRANSFER OR OTHER DISPOSITION OF, OR THE EXERCISE OF ANY RIGHTS TO VOTE OR CONSENT WITH RESPECT TO ANY OF THE COLLATERAL AS PROVIDED HEREIN OR ANY OTHER ACTION TAKEN BY THE SECURED PARTY HEREUNDER SHALL BE IN COMPLIANCE WITH THE COMMUNICATIONS ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER BY THE FEDERAL COMMUNICATIONS COMMISSION, AND TO THE

EXTENT REQUIRED THEREBY, SUBJECT TO THE PRIOR APPROVAL OF THE FEDERAL COMMUNICATIONS COMMISSION

          ARTICLE XXX.GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE CUSTOMER AGREES THAT ANY ACTION OR CLAIM ARISING OUT OF, OR ANY DISPUTE IN CONNECTION WITH, THIS AGREEMENT, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE PERSON, AT THE ADDRESS AND THE MANNER PROVIDED IN SECTION 9.09 OF THE CUSTOMER CREDIT AGREEMENT. THE CUSTOMER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          ARTICLE XXXI.WAIVER OF JURY TRIAL. THE CUSTOMER WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EXCEPT AS PROHIBITED BY LAW, THE CUSTOMER WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE CUSTOMER (I) CERTIFIES THAT NEITHER THE SECURED PARTY NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE SECURED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR OTHER WAIVERS CONTAINED IN THIS AGREEMENT, AND (II) ACKNOWLEDGES THAT THE SECURED PARTY IS RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 22.

          ARTICLE XXXII.MISCELLANEOUS. THE HEADINGS OF EACH SECTION OF THIS AGREEMENT ARE FOR CONVENIENCE ONLY AND SHALL NOT DEFINE OR LIMIT THE PROVISIONS THEREOF. THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE BINDING UPON THE CUSTOMER AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, AND SHALL INURE TO THE BENEFIT OF THE SECURED PARTY AND ITS SUCCESSORS AND ASSIGNS. IF ANY TERM OF THIS AGREEMENT SHALL BE HELD TO BE INVALID, ILLEGAL OR UNENFORCEABLE, THE VALIDITY OF ALL OTHER TERMS HEREOF SHALL IN NO WAY BE AFFECTED THEREBY, AND THIS AGREEMENT SHALL BE CONSTRUED AND BE ENFORCEABLE AS IF SUCH INVALID, ILLEGAL OR UNENFORCEABLE TERM HAD NOT BEEN INCLUDED HEREIN. THE CUSTOMER ACKNOWLEDGES RECEIPT OF A COPY OF THIS AGREEMENT.

          IN WITNESS WHEREOF, intending to be legally bound, the Customer has caused this Agreement to be duly executed as of the date first above written.

SIRIUS SATELLITE RADIO INC.

By: /s/ Patrick Donnelly__________
Name: Patrick Donnelly
Title: EVP & General Counsel

Accepted:

SPACE SYSTEMS/LORAL, INC.

By: /s/ Richard Mastoloni__________
Name: Richard Mastoloni
Title: Vice President and Treasurer

EXHIBIT D

Form of Subsidiary Guarantee

          GUARANTEE AGREEMENT (this “Guarantee”) dated as of May 31, 2006, by the undersigned guarantors (each a “Guarantor” and collectively the “Guarantors”, which term shall include on any date all Other Guarantors theretofore becoming a party to this Guarantee as below provided), in favor of the Initial Lender referred to below and the other lenders, if any, from time to time (each a “Lender” and collectively the “Lenders”) under that certain Customer Credit Agreement, dated as of May 31, 2006 (as the same may be supplemented or amended from time to time, the “Customer Credit Agreement” and terms defined therein and not otherwise defined herein are used herein as so defined) entered into by Sirius Satellite Radio Inc. (the “Customer”) and Space Systems/Loral, Inc. (the “Initial Lender” and, together with the other Lenders and their respective successors and assigns, sometimes individually an “Obligee” and collectively the “Obligees”).

          WHEREAS, it is a condition precedent to the obligation of the Initial Lender to make Loans under the Customer Credit Agreement that certain Material Subsidiaries of the Customer existing on the date hereof execute and deliver this Guarantee or a separate Guarantee substantially in the form of this Guarantee; and

          WHEREAS, the Customer is also obligated under Section 8.05 of the Customer Credit Agreement to cause certain other Material Subsidiaries of the Customer to become a party to this Guarantee or execute and deliver a separate guarantee substantially in the form of this Guarantee (as to any Guarantor party to this Guarantee, the other Guarantors party to this Guarantee and any of such other guarantees are sometimes collectively the “Other Guarantors” and such other guarantees are sometimes collectively the “Other Guarantees”); and

          WHEREAS, the Guarantors are Material Subsidiaries of the Customer and, as such, will benefit by virtue of the financial accommodations extended to the Customer by the Lenders.

          NOW, THEREFORE, in consideration of the foregoing, the Guarantors hereby jointly and severally agree as follows:

ARTICLE XXXIII.GUARANTEE.

SECTION 33.01. Obligations Guaranteed

          The Guarantors jointly and severally hereby absolutely, unconditionally and irrevocably guarantee, as primary obligor and not merely as sureties,

(i) the punctual payment when due, whether at stated maturity, by prepayment, by acceleration or otherwise, of all obligations of the Customer arising under the Customer Credit Agreement, the Notes and the other Loan Documents, whether for principal, interest (including without limitation, to the extent permitted by law, interest on any overdue principal and interest at the rates specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, insolvency, examinership, reorganization, moratorium or similar proceeding involving the Customer), fees, expenses, indemnification or otherwise, and

(ii) the due and punctual performance and observance by the Customer of all covenants, agreements and conditions on its part to be performed and observed under the Customer Credit Agreement, the Notes and the other Loan Documents.

(all such obligations are called the “Guaranteed Obligations”).

          Without limiting the generality of the foregoing, this Guarantee guarantees, to the extent provided herein, the payment of all amounts which constitute part of the Guaranteed Obligations and would be owed by any other Person to any Obligee but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, examinership, reorganization, moratorium or similar proceeding involving such Person.

SECTION 33.02. Character of Guarantee

          This Guarantee constitutes a present and continuing guarantee of payment and not of collection and each Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Customer Credit Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Customer with respect thereto. The obligations of each Guarantor under this Guarantee are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Customer, any Other Guarantor or any other Person liable for the Guaranteed Obligations or whether the Customer, any Other Guarantor or any other such Person is joined in any such action or actions. To the extent permitted by law, the liability of each Guarantor under this Guarantee shall be primary, absolute, irrevocable, and unconditional irrespective of:

     (i) any lack of validity or enforceability of any Guaranteed Obligation, the Customer Credit Agreement, the Notes, any Other Guarantee or any agreement or instrument relating thereto;

     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Customer Credit Agreement, the Notes or any Other Guarantee;

     (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure by any other Person liable, or any other guarantee, for all or any of the Guaranteed Obligations;

     (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or any other assets of the Customer or any Other Guarantor;

     (v) any change, restructuring or termination of the corporate structure or existence of the Customer or any Other Guarantor; or

(vi) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense, offset or counterclaim available to, or a discharge of, the Customer or any Other Guarantor.

          If any event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and such acceleration (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Customer or any other Person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guarantee and such Guarantor’s obligations under this Guarantee, the maturity of the principal amount of the Notes shall be deemed to have been accelerated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the Lenders had accelerated the Notes in accordance with the terms of the Agreement, and such Guarantor shall forthwith pay such principal amount, any interest thereon and any other amounts guaranteed hereunder without further notice or demand.

SECTION 33.03. Waivers

Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law:

     (i) promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guarantee;

     (ii) any requirement that any Obligee or any other Person protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Customer or any other Person or any collateral;

     (iii) any defense, offset or counterclaim arising by reason of any claim or defense based upon any action by any Obligee;

     (iv) any duty on the part of any Obligee to disclose to such Guarantor any matter, fact or thing relating to the business, operation or condition of any Person and its assets now known or hereafter known by such Obligee; and

     (v) any rights by which it might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against the Customer or such Guarantor or any other Person.

ARTICLE XXXIV.SUBROGATION, ETC.

SECTION 34.01. Subrogation and Contribution

          No Guarantor shall assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights, remedies, powers, privileges or Liens of any Obligee or any other beneficiary against the Customer or any other Guarantor on the Guaranteed Obligations or any collateral or other security, or (b) any right of recourse, reimbursement, contribution, indemnification, or similar right against the Customer or any other Guarantor in respect of the Guaranteed Obligations, and each Guarantor hereby waives any and all of the foregoing rights, remedies, powers, privileges and the benefit of, and any right to participate in, any collateral or other security given to any Obligee or any other beneficiary to secure payment of the Guaranteed Obligations, in each case, until such time as the Guaranteed Obligations have been indefeasibly paid in full.

SECTION 34.02. Reinstatement

Each Guarantor agrees that its obligations under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Customer or one or more Other Guarantors is rescinded or must be otherwise restored by any Obligee, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

SECTION 34.03. Separate Claims, etc.

Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs. Each Guarantor will from time to time deliver, upon the reasonable request of any Obligee, a satisfactory acknowledgment of such Guarantor’s continuing liability hereunder to the extent provided herein.

ARTICLE XXXV.REPRESENTATIONS AND WARRANTIES.

Each Guarantor represents and warrants as to itself as follows:

     (i) Such Guarantor is a company or other legal entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Guarantee.

     (ii) The execution and delivery of this Guarantee has been duly authorized by all necessary action on the part of such Guarantor and this Guarantee has been executed and delivered by one or more duly authorized officers of such Guarantor. This Guarantee constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that the enforceability hereof may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or similar laws affecting the enforceability of creditors’ rights generally and subject to the availability of equitable remedies.

     (iii) The execution, delivery and performance by such Guarantor of this Guarantee does not and will not

     (A) violate any applicable law or regulation of any Governmental Authority, or official or judicial order of a court of competent jurisdiction binding on such Guarantor or any of its properties;

     (B) conflict with its Certificate of Incorporation or other constitutive documents of such Guarantor;

     (C) conflict with any agreement or document to which such Guarantor is a party or that is binding upon any such Guarantor or any of its properties; or

     (D) result in the creation or imposition of any Lien on any of the properties of any such Guarantor pursuant to the provisions of any agreement or document.

     (iv) Such Guarantor is executing and delivering this Guarantee and incurring its obligations hereunder for its own benefit and for the purpose of its business and such Guarantor is able to pay its debts and will not become unable to pay its debts as a consequence of incurring such obligations.

     (v) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or threatened against or affecting the Customer or such Guarantors (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions

ARTICLE XXXVI.TAXES

SECTION 36.01. Payments Free of Taxes

Any and all payments by or on account of any obligation of any Guarantor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; PROVIDED that if a Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 36.02. Indemnification by the Guarantor

The Guarantors shall, jointly and severally, indemnify the Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantors by the Lender shall be conclusive absent manifest error.

SECTION 36.03. Evidence of Payments

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Guarantor to a Governmental Authority, such Guarantor shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

ARTICLE XXXVII.MISCELLANEOUS.

SECTION 37.01. Amendments

          No amendment or waiver of any provision of this Guarantee and no consent to any departure by the Guarantors therefrom shall in any event be effective unless the same shall be in writing and signed by all Obligees.

SECTION 37.02. Notices

          All notices and other communications provided for hereunder shall be in writing, shall be hand delivered, sent by confirmed facsimile transmission (hard copy to be provided by overnight courier on the date of such transmission) or sent by an overnight courier of international standing and shall be addressed:

     (i) if to a Guarantor, at the address set forth for such Guarantor in Annex 1 hereto, or at such other address as such Guarantor may hereafter designate by notice to each Obligee, or

     (ii) if to the Initial Lender, at the address as set forth in Section 9.01 of the Customer Credit Agreement or at such other address as such Lender may hereafter designate by notice to the Guarantors, or

     (iii) if to any other Lender, at the address such Lender may hereafter designate by notice to the Guarantors.

SECTION 37.03. Governing Law

          This Guarantee shall be governed by, and construed and enforced in accordance with, the law of the State of New York, United States of America, excluding choice-of-law principles of the laws of such State that would require the application of the laws of a jurisdiction other than such State.

SECTION 37.04. No Waiver

          No failure on the part of any Obligee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 37.05. Jurisdiction; Service Of Process; Waiver of Jury Trial.

          (a) Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guarantee. To the fullest extent it may effectively do so under applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (b) Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 5.5 brought in any such court shall be conclusive and binding upon it, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

          (c) Each Guarantor consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 5.5 by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 5.2, to the Customer at its address set forth in Section 9.01(a) of the Customer Credit Agreement or at such other address of the Customer as it shall have provided to the Lenders in accordance with such Section 9.01(a), as such Guarantor’s agent for the purpose of accepting service of any process in the State of new York. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the full extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any overnight courier of international standing.

          (d) Nothing in this Section 5.5 shall affect the right of any Obligee to serve process in any manner permitted by law, or limit any right that the Obligees may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

          (e) EACH GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTEE OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.

SECTION 37.06. Severability

          In case any one or more of the provisions contained in this Guarantee, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

SECTION 37.07. Counterparts

          This Guarantee may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the Guarantors.

          IN WITNESS WHEREOF each Guarantor has caused this Guarantee to be executed on its behalf as of the date first above written.

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